PRELIMINARY OFFERING CIRCULAR-REG A- POST EFFECTIVE AMENDMENT NO. 4

Preliminary Offering Circular dated December 22, 2021

An Offering Statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the Offering Statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. XEME BIOPHARMA HOLDINGS Inc. may elect to satisfy its obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of the sale to you that contains the URL where the Final Offering Circular or the Offering Statement in which such Final Offering Circular was filed may be obtained.

XEME Biopharma Holdings Inc.

$20,000,000

100,000,000 SHARES OF CLASS A COMMON STOCK

$0.20 PER SHARE

EXPLANATORY NOTE

This Post-Effective Amendment (“PEA”) number 4 to XEME Biopharma Holdings Inc. (“XBH”) is filed in response to the comment letter of the Securities and Exchange Commission dated October 11, 2021, to the PEA No.3 to the Regulation A filed on September 30, 2021.

Acqusalut Inc., the previous name of XBH, filed the original offering statement on October 29, 2019. On November 5, 2019, the offering statement was qualified by the Securities and Exchange Commission.

XBH is filing this Post-Effective Amendment due to XBH changing its operation from live entertainment business to Biotech business and also to replace content due to the change in par value of the shares of XBH from $0.0001 per share to no par value shares effectuated by filing amended Articles of Incorporation with the State of Florida on August 3, 2020.

This Offering Circular is to facilitate the public offering of securities of XBH, a Florida corporation pursuant to Regulation A, Tier II. XBH is offering 100,000,000 shares of Class A Common Stock, no par value (“Common Stock”), at an offering price of $0.20 per share (the “Offered Shares”). This Offering will terminate on twelve months from the day the Offering is qualified, subject to extension for up to ninety (90) days as defined below or the date on which the maximum offering amount is sold (such earlier date, the “Termination Date”). The minimum purchase requirement per investor is 2,500 Shares ($500), however, XBH can waive the minimum purchase requirement on a case-by-case basis in its sole discretion.

These securities are speculative securities. Investment in the XBH’s stock involves significant risk. You should purchase these securities only if you can afford a complete loss of your investment. See the “Risk Factors” section on page 5 of this Offering Circular.

THE U.S. SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

i

XBH is following the “Offering Circular” format of disclosure under Regulation A, Tier II.

XBH Common Stock is NOT traded in any stock market or national securities exchange.

Investing in the Common Stock involves a high degree of risk. See “Risk Factors” beginning on page 5 for a discussion of certain risks that you should consider in connection with an investment in the Common Stock.

	Per Share	Total Maximum
Public Offering Price (1)(2)(4)	$0.20	$20,000,000
Underwriting Discounts and Commissions (3)	$0.00	$0
Proceeds to XBH	$0.20	$20,000,000

(1)	XBH is offering shares on a continuous basis. See “Distribution.”
(2)	This is a “best-effort” offering. The proceeds of this offering will not be placed into an escrow account. XBH will offer Common Stock on a best-efforts basis primarily through an online platform. As there is no minimum offering, upon the approval of any subscription to this Offering Circular, the Company shall immediately deposit said proceeds into the bank account of the Company and may dispose of the proceeds in accordance with the Use of Proceeds. See “Procedures for Subscribing”
(3)	XBH is offering these securities without an underwriter.
(4)	Excludes estimated total offering expenses such as legal, accounting and State license fees will be approximately $17,000 assuming the maximum offering amount is sold.

XBH Board of Directors used its business judgment in setting a value of $0.20 per share to the XBH as consideration for the stock to be issued under the Offering. The sales price per share bears no relationship to the book value or any other measure of the current value or worth.

No Escrow

The proceeds of this offering will not be placed into an escrow account. XBH will offer the Common Stock on a best-efforts basis. As there is no minimum offering, upon the approval of any subscription to this Offering Circular, XBH shall immediately deposit the proceeds into the bank account of XBH and may dispose of the proceeds in accordance with the Use of Proceeds.

Subscriptions are irrevocable and the purchase price is non-refundable as expressly stated in this Offering Circular. XBH, by determination of the Board of Directors, in its sole discretion, may issue the Securities under this Offering for cash, promissory notes, services, and/or other consideration without notice to subscribers. To be in compliance with the Rule 251 (a) (1) of Regulation A, in the event the XBH issues shares from this offering for any non-cash consideration, then the XBH shall price such securities that are being issued to be at the same value at which the shares are sold for which cash is received so that the aggregate offering price is based on the for-cash price and the valuation of any non-cash consideration will be reasonable at the time made.

All proceeds received by the XBH from subscribers for this Offering will be available for use by the XBH upon acceptance of subscriptions for the Securities by the XBH.

Generally, no sale may be made to you in this Offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, XBH encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, XBH encourage you to refer to www.investor.gov.

Sale of these shares will commence within two calendar days of the qualification date and it will be a continuous Offering pursuant to Rule 251(d)(3)(i)(F).

This Offering will be conducted on a best-efforts basis, which means the Officers will use their commercially reasonable best efforts in an attempt to offer and sell the Shares. The Officers will not receive any commission or any other remuneration for these sales. In offering the securities on XBH’s behalf, the Officers will rely on the safe harbor from broker-dealer registration set out in Rule 3a4-1 under the Securities Exchange Act of 1934, as amended.

This Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sales of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful, prior to registration or qualification under the laws of any such state.

The date of this Offering Circular is December 22, 2021.

XBH is offering to sell, and seeking offers to buy, XBH’s securities only in jurisdictions where such offers and sales are permitted. You should rely only on the information contained in this Offering Circular. XBH has not authorized anyone to provide you with any information other than the information contained in this Offering Circular. The information contained in this Offering Circular is accurate only as of its date, regardless of the time of its delivery or of any sale or delivery of XBH’s securities. Neither the delivery of this Offering Circular nor any sale or delivery of the securities shall, under any circumstances, imply that there has been no change in XBH’s affairs since the date of this Offering Circular. This Offering Circular will be updated and made available for delivery to the extent required by the federal securities laws.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under “Summary”, “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Business” and elsewhere in this Offering Circular constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar matters that are not historical facts. In some cases, you can identify forward-looking statements by terms such as “anticipate”, “believe”, “could”, “estimate”, “expect”, “intend”, “may”, “plan”, “potential”, “should”, “will” and “would” or the negatives of these terms or other comparable terminology.

You should not place undue reliance on forward looking statements. The cautionary statements set forth in this Offering Circular, including in “Risk Factors” and elsewhere, identify important factors which you should consider in evaluating the forward-looking statements. These factors include, among other things:

●	The speculative nature of the business XBH intends to develop;

●	Its reliance on suppliers and customers;

●	Its dependence upon external sources for the financing of the operations, particularly given that there are concerns about its ability to continue as a “going concern”;

●	Its ability to effectively execute its business plan;

●	Its ability to manage its expansion, growth and operating expenses;

●	Its ability to finance its businesses;

●	Its ability to promote its businesses;

●	Its ability to compete and succeed in highly competitive and evolving businesses;

●	Its ability to respond and adapt to changes in technology and customer behavior; and

●	Its ability to protect its intellectual property and to develop, maintain and enhance strong brands.

Although the forward-looking statements in this Offering Circular are based on beliefs, assumptions and expectations, taking into account all information currently available to XBH, XBH cannot guarantee future transactions, results, performance, achievements or outcomes. No assurance can be made to any investor by anyone that the expectations reflected in the forward-looking statements will be attained, or that deviations from them will not be material and adverse. XBH undertake no obligation, other than as maybe be required by law, to re-issue this Offering Circular or otherwise make public statements updating forward-looking statements.

SUMMARY

This summary highlights selected information contained elsewhere in this Offering Circular. This summary is not complete and does not contain all the information that you should consider before deciding whether to invest in XBH Common Stock. You should carefully read the entire Offering Circular, including the risks associated with an investment in the companies discussed in the “Risk Factors” section of this Offering Circular, before making an investment decision. Some of the statements in this Offering Circular are forward-looking statements. See the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

Company Information

XEME Biopharma Holdings Inc. (“XBH”) was incorporated on April 2, 2019, as Acqusalut Inc., under the laws of the State of Florida and pursuant to amended Articles of Incorporation filed with State of Florida on August 3, 2020, the Company changed its name to XEME Biopharma Holdings Inc. (“XBH”) to coincide with a share exchange agreement executed on August 3, 2020, with XEME Biopharma Inc., a corporation incorporated in the State of Delaware (“XEME”) and the selling stockholders of XEME, R2T Biopharma Inc., a corporation incorporated in the State of California (“R2T”),whereby R2T acquired the majority shares of XBH in exchange for R2T’s 100% ownership of XEME. XBH would be referred to herein as “we,” “us,” “our,” and/or the “Company.” Both XBH and XEME fiscal year-end date is December 31.

XBH located at 20 Corporate Park, Suite 400, Irvine, CA 92606. XBH website is https://www.xemeholdings.com/ and its office telephone number is 800-651-9817. The Email address is info@xemeholdings.com.

XEME, the wholly owned subsidiary of XBH, is a biotech company dedicated to the development of innovative therapeutic cancer vaccines (“TCV”) and other immune-oncology products. The objective of XEME is to develop vaccines and other products that can be relatively rapidly manufactured and easily administered, taking steps to assure outcomes for hematologic and solid tumor indications. XEME offices are located at 7 Deer Park Dr., Suite M-1, Monmouth Junction, NJ 08852. XEME website is https://www.xemebiopharma.com/ and its office telephone number is 732-230-3124. The Email address is info@xemebiopharma.com.

IND assignment document

XEME, a wholly owned subsidiary of XBH, received an official document from the Food and Drug Administration assigning an Investigational New Drug Application (IND) number on July 19, 2013.

●	XEME filed IND #15639 with the FDA. The IND allowed XEME submission for approval of clinical protocols for various hematologic malignancies.

●	The IND can be used for the development of innovative Therapeutic Cancer Vaccines (TCV), which are manufactured using a nanotechnology enabled TCV platform (Aggregon®).

Section 15(g) of the Securities Exchange Act of 1934

Shares of XBH are covered by section 15(g) of the Securities Exchange Act of 1934, as amended that imposes additional sales practice requirements on broker/dealers who sell such securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses). For transactions covered by the Rule, the broker/dealer must make a special suitability determination for the purchase and have received the purchaser’s written agreement to the transaction prior to the sale. Consequently, the Rule may affect the ability of broker/dealers to sell the securities and also may affect your ability to sell your shares in the secondary market.

Section 15(g) also imposes additional sales practice requirements on broker/dealers who sell penny securities. These rules require a one-page summary of certain essential items. The items include the risk of investing in penny stocks in both public offerings and secondary marketing; terms important to in understanding of the function of the penny stock market, such as bid and offer quotes, a dealer’s spread and broker/dealer compensation; the broker/dealer compensation, the broker/dealers’ duties to its customers, including the disclosures required by any other penny stock disclosure rules; the customers’ rights and remedies in cases of fraud in penny stock transactions; and, FINRA’s toll free telephone number and the central number of the North American Securities Administrators Association, for information on the disciplinary history of broker/dealers and their associated persons.

Dividends

XBH has not declared or paid a cash dividend to stockholders since it was organized and does not intend to pay dividends in the foreseeable future. The Board of Directors presently intends to retain any earnings to finance the operations and does not expect to authorize cash dividends in the foreseeable future. Any payment of cash dividends in the future will depend upon XBH’s earnings, capital requirements and other factors.

Trading Market

XBH Common Stock does not trade on any securities market or national securities exchange.

SUMMARY OF THE OFFERING

Issuer	XEME Biopharma Holdings Inc.

Securities Offered:	Up to 100,000,000 shares of XBH Class A Common Stock.

Offering Price:	$0.20 per share.

Offering Period:	For one year from the date of this prospectus, unless extended by the XBH for an additional 90 days in its sole discretion.

Proceeds to the Company:	Assuming the following percentages of Common Stock sold in the offering, XBH will receive the following proceeds:

% of Common Stock Sold	Gross Proceeds (USD)
25%	5,000,000
50%	10,000,000
75%	15,000,000
100%	20,000,000

There is no guarantee that XBH will receive any proceeds from this offering. XBH estimates the expenses of this offering will be approximately $17,000, which shall be deducted from the gross proceeds received in the offering.

Use of Proceeds:	XBH will use the net proceeds, for which there is no guarantee of receipt, of this offering to continue with the research of XEME, its wholly owned subsidiary to get approval from the FDA for XEME TCV products and for working capital purposes (see “Use of Proceeds” on page 22).

Common Stock Outstanding Prior to the Offering:	914,591,800 shares of Class A Common Stock and 40,000,000 shares of Class B Common Stock.

Shares of Class B Common Stock have super voting rights giving each share of Class B Common Stock 10 votes for all matters on which the holders of Class A Common Stock vote.

Common Stock Outstanding After the Offering:	1,014,591,800 shares of Class A Common Stock and 40,000,000 shares of Class B Common Stock. Assuming all of the shares of Common Stock offered in this Offering Circular are sold, the offered Common Stock will represent approximately 9.48% of the outstanding voting stock of XBH.

Trading Symbol:	There is currently no public market for XBH Common Stock. Assuming XBH have a successful offering, XBH plans to have the shares of Common Stock quoted on the OTCQB or NASDAQ. To be quoted on the OTCQB or NASDAQ, a broker-dealer market maker must apply to make a market in XBH Common Stock. XBH does not have any agreements or understanding with any market maker to file an application on XBH behalf and there is no guarantee that any market maker will file an application on XBH behalf.

Risk Factors:	Investing in XBH Common Stock involves a high degree of risk. Please refer to the sections “Risk Factors” and “Dilution” before making an investment in XBH Common Stock.

SUMMARY FINANCIAL INFORMATION

The following summary financial data should be read in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Consolidated Financial Statements and Notes thereto, included elsewhere in this prospectus.

For the Period from January 1, 2020 through December 31, 2020
Statement of Operations

Research and development	$52,497
General and administrative	$633,263
Total operating expenses	$685,760
Loss from operations	$685,760
Income tax provision	$500
Net Loss	$686,260

As of December 31, 2020
Balance Sheet Data

Cash	$559,521
Total Assets	$1,097,930
Total Liabilities	$1,284,190
Stockholders’ Equity (deficit)	$(186,260)

RISK FACTORS

The following is only a brief summary of the risks involved in investing in XBH. Investment in XBH Securities involves risks. You should carefully consider the following risk factors in addition to other information contained in this Disclosure Document. The occurrence of any of the following risks might cause you to lose all or part of your investment. Some statements in this Document, including statements in the following risk factors, constitute “Forward-Looking Statements.” XBH and XEME may collectively referred as to herein as “we”, “us”, “our”, and/or the Companies.

Risks Related to this Offering

XBH is depended upon the proceeds of this offering to provide funds to develop the business. Because this is a best-efforts offering there are no assurances XBH will raise sufficient capital to enable us to develop the business.

XBH is dependent upon the proceeds from this offering to provide funds for the development of the business. If XBH sells less than all of the Shares offered hereby, XBH will have significantly less funds available to implement the business strategy, and the ability to generate any revenues may be adversely affected. While this offering seeks to raise a portion of the capital XBH will need, this is a best-efforts offering with no minimum and there are no assurances XBH will sell all or any portion of the Shares offered hereby. Even if XBH sells all of the Shares offered hereby, XBH cannot guarantee prospective investors that XBH will ever generate any significant revenues or report profitable operations, or that revenues will not decline in future periods. XBH does not have any firm commitments to provide capital and XBH anticipates that XBH will have certain difficulties raising capital given the development stage, and the lack of a public market for securities. Accordingly, XBH cannot assure you that additional working capital as needed will be available upon terms acceptable to XBH. If XBH does not raise funds as needed, the ability to continue to implement the business model will be in jeopardy and XBH may never be able to achieve profitable operations. In that event, the ability to continue as a going concern would be in jeopardy and you could lose all of your investment in XBH.

There is no public market for shares.

There is no public market for the Shares, and there are no assurances a public market will ever be established. Accordingly, an investment in the Shares should be considered illiquid.

XBH management has full discretion as to the use of proceeds from this offering.

XBH presently anticipates that the net proceeds from this offering will be used for the purposes set forth under “Use of Proceeds” appearing elsewhere in this Offering Circular. XBH reserves the right, however, to use the net proceeds from this offering for other purposes not presently contemplated which XBH deems to be in best interests in order to address changed circumstances and opportunities. As a result of the foregoing, purchasers of the Shares offered hereby will be entrusting their funds to the management, upon whose judgment and discretion the investors must depend, with only limited information concerning management’s specific intentions.

XBH has included an arbitration clause to the subscription agreement that applies also to all claims arising or relating to state and federal securities laws and the rules and regulations promulgated thereunder which may disadvantage the subscriber when/if the subscriber wished to bring any legal claims against us.

In Section IV(2) of the subscription agreement for this offering, XBH has an arbitration clause whereby the investor agrees that only courts of competent jurisdiction in Dade County, Florida and the United States District Court for the Southern District of Florida, Miami Division shall have concurrent jurisdiction with the arbitration tribunals of the American Arbitration Association for purposes of entering temporary, preliminary and permanent injunctive relief and with regard to any action arising from the Offering or out of any breach or alleged breach of this Agreement (“Arbitration Clause”). This provision also applies to all claims arising from or relating to state and federal securities laws and the rules and regulations promulgated thereunder. Investor agrees to submit to the personal jurisdiction of such courts and any other applicable court within the State of Florida. Provided that this Arbitration Clause is enforceable as specified in this subscription agreement, then this clause may disadvantage a subscriber in ways including, but not limited to, increased costs to bring a claim, limited access to information and other imbalances of resources between XBH and shareholders, and thus, this provision can discourage claims or limit shareholders’ ability to bring a claim in a judicial forum that they find favorable. Further, because this arbitration clause also applies to federal securities law claims, provided this arbitration clause is enforceable, by agreeing to the subscription agreement, investors cannot waive the company’s compliance with the federal securities laws and the rules and regulations promulgated thereunder.

XBH has also included an exclusive forum provision to the subscription agreement that applies to all claims arising or relating to state and federal securities laws and the rules and regulations promulgated there under. The exclusive forum provision may disadvantage the subscriber when/if the subscriber wished to bring in any legal claims against XBH.

In Section IV(1) of the subscription agreement for this offering, XBH has an exclusive forum provision apply to all claims arising from or relating to state and federal securities laws and the rules and regulations promulgated thereunder whereby the investor agrees that only courts of competent jurisdiction in Dade County, Florida and the United States District Court for the Southern District of Florida, Miami Division shall have concurrent jurisdiction with the arbitration tribunals of the American Arbitration Association for purposes of entering temporary, preliminary and permanent injunctive relief and with regard to any action arising from the Offering or out of any breach or alleged breach of this agreement. Investor agrees to submit to the personal jurisdiction of such courts and any other applicable court within the State of Florida. Provided that this exclusive forum is enforceable as specified in this subscription agreement, then this clause may disadvantage a subscriber in ways including, but not limited to, increased costs to bring a claim, limited access to information and other imbalances of resources between XBH and shareholders, and thus, this provision can discourage claims or limit shareholders’ ability to bring a claim in a judicial forum that they find favorable. Further, because the arbitration clause and exclusive forum apply to federal securities law claims by agreeing to the subscription agreement, investors cannot waive the company’s compliance with the federal securities laws and the rules and regulations promulgated thereunder.

Risks Related to XBH Business

XBH is a newly started business and may contain the ordinary risks all new businesses have to go through in the early years.

XBH was formed on April 2, 2019 under the name of Acqusalut Inc. and through a share exchange agreement bought 100% of XEME, a biotech company, on August 3, 2020. As 100% shareholder of XEME, XBH business prospects are difficult to predict because of the early stage of development, the unproven business strategy and the capital needs. Like most newly begun companies, XBH has incurred a consolidated loss. As a development stage company, XBH faces numerous risks and uncertainties in implementing the business plan and there are no assurances that XBH will be successful.

XBH may need additional financing which XBH may not be able to obtain on acceptable terms. Additional capital raising efforts in future periods may be dilutive to XBH current shareholders or result in increased interest expenses in future periods.

It may require XBH to raise additional working capital to continue to implement the business model. The future capital requirements, however, depend on a number of factors, including the operations, the financial condition of an acquisition target and its needs for capital, the ability to grow revenues from other sources, ability to manage the growth of the business and ability to control the expenses. If XBH raises additional capital through the issuance of debt, this will result in increased interest expense. If XBH raises additional funds through the issuance of equity or convertible debt securities, the percentage ownership of XBH held by existing shareholders will be reduced and those shareholders may experience significant dilution. In addition, new securities may contain certain rights, preferences or privileges that are senior to those of the Shares. XBH cannot assure that XBH will be able to raise the working capital as needed in the future on terms acceptable to XBH, if at all. If XBH does not raise funds as needed, XBH will be unable to fully implement the business model, fund ongoing operations or grow the company.

Without obtaining adequate capital funding or improving XBH financial performance, XBH may not be able to continue as a going concern.

The report of Paris, Kreit & Chiu CPA LLP’s (formerly known as Benjamin & Ko) independent registered public accounting firm for XBH, is for the period from January 1, 2020 through the period ended December 31, 2020. This report is dated April 30, 2021 and does not take into account any proceeds XBH will receive in this proposed offering. Further, XBH consolidated financial statements as of and for the year ended December 31, 2020 show a cumulative loss of $686,260. XBH consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States, which contemplate that XBH will continue to operate as a going concern. XBH consolidated financial statements do not contain any adjustments that might result if XBH is unable to continue as a going concern. XBH’s ability to continue as a going concern will be determined by the ability to complete this offering enabling XBH to fund for expansion plans and realize the business objectives. In addition, XBH has incurred a net loss and negative operating cash flows since inception to date of this report and expects to incur losses in future periods as XBH continues to increase the expenses in order to grow the business. If XBH is unable to obtain adequate funding from this proposed offering or in the future, or if XBH is unable to grow the revenue substantially to achieve and sustain profitability, XBH may not be able to continue as a going concern.

XBH may acquire certain synergistic businesses already in operation in exchange for stock of XBH and such acquisition efforts in future periods may be dilutive to XBH then current shareholders.

XBH business model may result in the issuance of the securities to consummate certain acquisitions in the future. As a result, the percentage ownership of XBH held by existing shareholders will be reduced and those shareholders may experience significant dilution. In addition, new securities may contain certain rights, preferences or privileges that are senior to those of XBH Common Stock. As XBH will generally not be required to obtain the consent of the shareholders before entering into acquisition transactions, shareholders are dependent upon the judgment of XBH management in determining the number of, and characteristics of stock issued as consideration in an acquisition.

R2T owns 40,000,000 shares of XBH’s Class B Common Stock with 400,000,000 and 847,770,374 Class A Common Stock with additional 847,770,374 in voting rights and its interests may differ from yours and that shareholder will be able to exert significant influence over XBH’s corporate decisions, including a change of control.

The main shareholder of XBH, R2T has 400,000,000 voting rights due to its ownership of 40,000,000 Class B Common Stock (See also “Description of Securities.”) as the shares of Class B Common Stock have super voting rights. In addition, R2T owns 847,770,374 Class A Common Stock with one vote each giving R2T the total votes of 1,247,770,374. Even after a successful completion of this offering of 100 million Shares, this shareholder will have 88.21% of voting. As a result, R2T will be able to influence or control matters requiring approval by XBH stockholders, including the election of directors and the approval of mergers, acquisitions or other extraordinary transactions. R2T may have interests that differ from yours and may vote in a way with which you disagree and that may be adverse to your interests. This concentration of ownership may have the effect of delaying, preventing or deterring a change of control of XBH, could deprive XBH stockholders of an opportunity to receive a premium for their stock as part of a sale of XBH, and might ultimately affect the potential market price of XBH stock. Conversely, this concentration may facilitate a change in control at a time when you and other investors may prefer not to sell.

XBH may not pay dividends in the future; any return on investment may be limited to the value of the Common Stock.

XBH does not currently anticipate paying cash dividends in the foreseeable future. The payment of dividends on the Common Stock will depend on earnings, financial condition and other business and economic factors affecting it at such time as the board of directors may consider relevant. XBH’s current intention is to apply net earnings, if any, in the foreseeable future to increasing the capital base and development and marketing efforts. There can be no assurance that XBH will ever have sufficient earnings to declare and pay dividends to the holders of the Common Stock, and in any event, a decision to declare and pay dividends is at the sole discretion of XBH board of directors. If XBH do not pay dividends, the Common Stock may be less valuable because a return on your investment will only occur if its stock price appreciates.

The elimination of monetary liability against XBH directors, officers and employees under the Articles of Incorporation and the existence of indemnification rights to the directors, officers and employees may result in substantial expenditures by XBH and may discourage lawsuits against the directors, officers and employees.

XBH’s Articles of Incorporation contain provisions that eliminate the liability of the directors for monetary damages to XBH and shareholders. XBH bylaw also requires indemnifying the officers and directors. XBH may also have contractual indemnification obligations under the agreements with the directors, officers and employees. The foregoing indemnification obligations could result in XBH incurring substantial expenditures to cover the cost of settlement or damage awards against directors, officers and employees that XBH may be unable to recoup. These provisions and resulting costs may also discourage XBH from bringing a lawsuit against directors, officers and employees for breaches of their fiduciary duties, and may similarly discourage the filing of derivative litigation by XBH shareholders against the directors, officers and employees even though such actions, if successful, might otherwise benefit XBH and shareholders.

A reverse stock split may decrease the liquidity of the shares of XBH’s Common Stock.

The liquidity of the shares of the Common Stock may be adversely affected by a reverse stock split given the reduced number of shares that will be outstanding following a reverse stock split, especially if the market price of the Common Stock does not increase as a result of the reverse stock split.

XBH plans to become a publicly listed company soon after this offering and expects to incur substantial expenses to meet the reporting obligations as a public company. In addition, failure to maintain adequate financial and management processes and controls could lead to errors in XBH’s financial reporting and could harm XBH’s ability to manage the expenses.

XBH estimates that it will cost approximately $55,000 annually to maintain the proper management and financial controls for the filings required as a public reporting company that XBH hopes to become soon after this offering. In addition, if XBH does not maintain adequate financial and management personnel, processes and controls, it may not be able to accurately report the financial performance on a timely basis, which could cause a decline in XBH’s stock price and adversely affect the ability to raise capital.

Risks Related to XEME Biotechnology

The success of XEME business model is depended upon the ability to fund getting FDA approval of drugs being manufactured by XEME.

XBH’s objective is to fund the wholly owned subsidiary, XEME, a biotech company dedicated to the development of innovative therapeutic cancer vaccines (“TCV”) and other immune-oncology products. Its vaccines and other products are designed to be rapidly produced, easily administered, and non-toxic for hematologic and solid tumor indications. Clinical development of TCV is very expensive, time-consuming, difficult to design and implement, and its outcome is inherently uncertain. Most product candidates that commence clinical trials are never approved by regulatory authorities for commercialization and of those that are approved many do not cover their costs of development or ever generate a profit. In addition, the FDA, a local or central institutional review board, or other regulatory authorities, including state and local agencies and counterpart agencies in foreign countries, may suspend, delay, extend, require modifications or add additional requirements to or terminate the clinical trials at any time.

Clinical product development involves a lengthy and expensive process, with an uncertain outcome. XEME may incur additional costs and experience delays in completing, or ultimately be unable to complete, the development and commercialization of XEME’s product candidates.

In order to obtain FDA approval to market a new biological or drug product XEME must demonstrate proof of safety, and efficacy in humans. The risk of failure for product candidates is high. It is impossible to predict when or if any of XEME’s product candidates will prove effective or safe in humans or will receive regulatory approval. Before obtaining marketing approval from regulatory authorities for the sale of any product candidate, XEME must complete preclinical development and then conduct extensive clinical trials to demonstrate the safety, purity, potency, and efficacy of its product candidates in humans. Clinical testing is expensive, difficult to design and implement, can take many years to complete and is inherently uncertain as to outcome. A failure of one or more clinical trials can occur at any stage of testing or at any time during the trial process. The outcome of preclinical testing and early clinical trials may not be predictive of the results of later clinical trials, and interim results of a clinical trial do not necessarily predict final results. Moreover, preclinical and clinical data are often susceptible to varying interpretations and analyses, and many companies that have believed their product candidates performed satisfactorily in preclinical studies and clinical trials have nonetheless failed to obtain marketing approval of their products.

XEME has not completed all clinical trials required for the approval of any of the product candidates. XEME cannot assure you that any clinical trial that XEME is conducting, or may conduct in the future, will demonstrate consistent or adequate efficacy and safety to obtain regulatory approval to market its products. XEME may incur additional costs and experience delays in ongoing clinical trials for its product candidates, and it is unclear whether future clinical trials, if any, will begin on time, need to be redesigned, enroll an adequate number of patients on time or be completed on schedule, if at all. XEME may experience numerous unforeseen events during or as a result of clinical trials that could delay or prevent its ability to receive marketing approval or commercialize its product candidates, including:

●	regulators or institutional review boards may not authorize XEME or XEME’s investigators to commence a clinical trial or conduct a clinical trial at a prospective trial site;

●	XEME may experience delays in reaching, or fail to reach, agreement on acceptable clinical trial contracts or clinical trial protocols with prospective trial sites or prospective contract research organizations, or CROs, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and trial sites;

●	clinical trials of XEME’s product candidates may produce negative or inconclusive results, including failure to demonstrate statistical significance, and XBH may decide, or regulators may require, to conduct additional clinical trials or abandon product development programs;

●	the number of patients required for clinical trials of product candidates may be larger than XEME anticipates, enrollment in these clinical trials may be slower than XEME anticipates or participants may drop out of these clinical trials or fail to return for post-treatment follow-up at a higher rate than XEME anticipates;

●	XEME’s product candidates may have undesirable side effects or other unexpected characteristics, causing XEME or XEME’s investigators, regulators or institutional review boards to suspend or terminate the trials;

●	XEME’s third-party contractors may fail to comply with regulatory requirements or meet their contractual obligations to us in a timely manner, or at all;

●	regulators or institutional review boards may require that XEME or XEME’s investigators suspend or terminate clinical development for various reasons, including noncompliance with regulatory requirements or a finding that the participants are being exposed to unacceptable health risks;

●	the cost of clinical trials of XEME’s product candidates may be greater than XEME anticipates; and

●	the supply or quality of the product candidates or other materials necessary to conduct clinical trials of XEME’s product candidates may be insufficient or inadequate.

If XEME experiences delay in the completion of, or termination of, any clinical trial of XEME’ product candidates, the commercial prospects of product candidates will be harmed, and XEME’s ability to generate product revenues from any of these product candidates will be delayed. In addition, any delays in completing XEME’s clinical trials will increase the costs, slow down the product candidate development and approval process and jeopardize the ability to commence product sales and generate revenues.

Success in preclinical studies or earlier clinical trials may not be indicative of results in future clinical trials.

Success in preclinical testing and early clinical trials does not ensure that later clinical trials will generate the same results or otherwise provide adequate data to demonstrate the efficacy and safety of a product candidate. Preclinical tests and Phase 1 and Phase 2 clinical trials are primarily designed to test safety, to study pharmacokinetics and pharmacodynamics and to understand the side effects of product candidates at various doses and schedules. Success in preclinical or animal studies and early clinical trials does not ensure that later large-scale efficacy trials will be successful, nor does it predict final results. XEME’s product candidates may fail to show the desired safety and efficacy in clinical development despite positive results in preclinical studies or having successfully advanced through initial clinical trials.

Many companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in late-stage clinical trials even after achieving promising results in preclinical testing and earlier-stage clinical trials. Data obtained from preclinical and clinical activities are subject to varying interpretations, which may delay, limit or prevent regulatory approval. In addition, XEME may experience regulatory delays or rejections as a result of many factors, including changes in regulatory policy during the period of the product candidate development. Any such delays could negatively impact XBH’s business, financial condition, results of operations and prospects.

Interim “top-line” and preliminary results from XEME’s clinical trials that XEME announce or publish from time to time may change as more patient data become available and are subject to audit and verification procedures that could result in material changes in the final data.

From time to time, XEME may publish interim top-line or preliminary results from the clinical trials. Interim results from clinical trials that XEME may complete are subject to the risk that one or more of the clinical outcomes may materially change as patient enrollment continues and more patient data become available. Preliminary or top-line results also remain subject to audit and verification procedures that may result in the final data being materially different from the preliminary data XEME previously published. As a result, interim and preliminary data should be viewed with caution until the final data are available. Differences between preliminary or interim data and final data could significantly harm XEME’s business prospects and may cause the trading price of XBH’s Common Stock to fluctuate significantly.

XEME’s clinical trials may fail to demonstrate the safety and efficacy of XEME’s product candidates, or serious adverse or unacceptable side effects may be identified during the development of the product candidates, which could prevent or delay regulatory approval and commercialization, increase the costs or necessitate the abandonment or limitation of the development of some of the product candidates.

Before obtaining regulatory approvals for the commercial sale of the product candidates, XEME must demonstrate through lengthy, complex and expensive preclinical testing and clinical trials that the product candidates are safe, pure and effective for use in each target indication, and failures can occur at any stage of testing. Clinical trials often fail to demonstrate safety or efficacy of the product candidate studied for the target indication.

If XEME’s product candidates are associated with side effects in clinical trials or have characteristics that are unexpected, XEME may need to abandon the development or limit development to more narrow uses in which the side effects or other characteristics are less prevalent, less severe or more acceptable from a risk-benefit perspective. The FDA or an institutional review board may also require that XEME suspend, discontinue, or limit the clinical trials based on safety information, or that XEME conducts additional animal or human studies regarding the safety and efficacy of the product candidates which XEME have not planned or anticipated. Such findings could further result in regulatory authorities failing to provide marketing authorization for the product candidates or limiting the scope of the approved indication, if approved. Many product candidates that initially showed promise in early-stage testing have later been found to cause side effects that prevented further development of the product candidate.

As an organization, XEME have never conducted pivotal clinical trials, and XEME may be unable to do so for any product candidates XEME may develop.

XEME will need to successfully complete essential clinical trials to obtain the approval of the FDA, EMA or other regulatory agencies to market any of XEME’s candidate. Carrying out pivotal clinical trials is a complicated process. As an organization, XEME have not previously conducted any later stage or pivotal clinical trials. In order to do so, XEME will need to expand the clinical development and regulatory capabilities, and it may be unable to recruit and train qualified personnel. XEME also expects to continue to rely on third parties to conduct the pivotal clinical trials. XEME will rely on third parties to conduct XEME’s future clinical trials for product candidates, and those third parties may not perform satisfactorily, including failing to meet deadlines for the completion of such trials. XEME may require more time and incur greater costs than its competitors and may not succeed in obtaining regulatory approvals of product candidates that XEME develop. Failure to commence or complete, or delays in, XEME’s planned clinical trials, could prevent it from or delay XEME in commercializing the product candidates.

If XEME experience delays or difficulties in the enrollment and/or maintenance of patients in clinical trials, XEME’s receipt of necessary regulatory approvals could be delayed or prevented.

Successful and timely completion of clinical trials will require that XEME enrolls a sufficient number of patients. Patient enrollment, a significant factor in the timing of clinical trials, is affected by many factors, including the size and nature of the patient population. Trials may be subject to delays as a result of patient enrollment taking longer than anticipated or patient withdrawal. XEME may not be able to initiate or continue clinical trials for the product candidates if XEME is unable to locate and enroll a sufficient number of eligible patients to participate in these trials as required by the FDA or foreign regulatory authorities. XEME cannot predict how successful it will be at enrolling subjects in future clinical trials. Subject enrollment is affected by other factors including:

●	the size of the patient population and process for identifying patients;

●	the perceived risks and benefits of the product candidate in the trial;

●	the availability of competing commercially available therapies and other competing drug candidates’ clinical trials;

●	the willingness of patients to be enrolled in the clinical trials;

●	the efforts to facilitate timely enrollment in the clinical trials;

●	potential disruptions caused by the COVID-19 pandemic, including difficulties in initiating clinical sites, enrolling participants, diversion of healthcare resources away from clinical trials, travel or quarantine policies that may be implemented, and other factors;

●	the patient referral practices of physicians;

●	the ability to monitor patients adequately during and after treatment; and

●	the proximity and availability of clinical trial sites for prospective patients.

XEME’s inability to enroll a sufficient number of patients for clinical trials would result in significant delays and could require XEME to abandon one or more clinical trials altogether. Enrollment delays in these clinical trials may result in increased development costs for the product candidates, which would cause the value of XEME to decline and limit the ability to obtain additional financing. Furthermore, XEME relies on and expects to continue to rely on CROs and clinical trial sites to ensure the proper and timely conduct of the clinical trials and XEME will have limited influence over their performance. Furthermore, even if XEME is able to enroll a sufficient number of patients for the clinical trials, XEME may have difficulty maintaining enrollment of such patients in the clinical trials.

Changes in methods of product candidate manufacturing or formulation may result in additional costs or delay.

As product candidates proceed through preclinical studies to late-stage clinical trials towards potential approval and commercialization, it is common that various aspects of the development program, such as manufacturing methods and formulation, are altered along the way in an effort to optimize processes and product characteristics. Such changes carry the risk that they will not achieve these intended objectives. Any of these changes could cause XEME’s product candidates to perform differently and affect the results of planned clinical trials or other future clinical trials conducted with the materials manufactured using altered processes. Such changes may also require additional testing, FDA notification or FDA approval. This could delay completion of clinical trials, require the conduct of bridging clinical trials or the repetition of one or more clinical trials, increase clinical trial costs, delay approval of the product candidates and jeopardize the ability to commence sales and generate revenue.

XEME’s TCV products, if approved, will face significant competition and its failure to compete effectively may prevent it from achieving significant market penetration.

The pharmaceutical industry is characterized by rapidly advancing technologies, intense competition, less effective patent terms, and a strong emphasis on developing newer, fast-to-market proprietary therapeutics. Numerous companies are engaged in the development, patenting, manufacturing, and marketing of healthcare products competitive with those that XEME is developing, including TCV. XEME faces competition from a number of sources, such as pharmaceutical companies, generic drug companies, biotechnology companies, and academic and research institutions, many of which have greater financial resources, marketing capabilities, sales forces, manufacturing capabilities, research and development capabilities, regulatory expertise, clinical trial expertise, intellectual property portfolios, more international reach, experience in obtaining patents and regulatory approvals for product candidates and other resources than XEME. Some of the companies that offer competing products also have abroad range of other product offerings, large direct sales forces, and long-term customer relationships with XEME’s target physicians, which could inhibit the market penetration efforts.

XEME currently has limited marketing capabilities and no sales organization. If XEME is unable to establish sales and marketing capabilities on its own or through third parties, or delayed in establishing these capabilities, XEME will be unable to successfully commercialize the product candidates, if approved, or generate product revenue.

XEME currently has limited marketing capabilities and no sales organization. To commercialize XEME’s product candidates, if approved, in the U.S., Australia, Canada, the European Union, Latin America, Africa, the Middle East, and other jurisdictions XEME seeks to enter, it must build the marketing, sales, distribution, managerial and other non-technical capabilities or make arrangements with third parties to perform these services, and XEME may not be successful in doing so. Even if managed to hire employees with experience in the marketing, sale and distribution of TCV, and business development activities involving external alliances, from prior employment at other companies, XEME as a company has no prior experience in the commercial launch, marketing, sale and distribution of TCV products, and there are significant risks involved in building and managing a sales organization, including the ability to hire, retain and incentivize qualified individuals, generate sufficient sales leads, provide adequate training to sales and marketing personnel, and effectively manage a geographically dispersed sales and marketing team so they operate in an effective and compliant way. Any failure or delay in the development of XEME’s internal sales, marketing, distribution, and pricing/reimbursement/access capabilities would impact adversely the commercialization of these products.

Third parties may initiate legal proceedings alleging that XEME is infringing their intellectual property rights, the outcome of which would be uncertain.

As XEME’s current and future product candidates progress toward commercialization, the possibility of a patent infringement claim against XEME increases. XEME cannot provide any assurance that the current and future product candidates do not infringe other parties’ patents or other proprietary rights, and competitors or other parties may assert that XEME infringes their proprietary rights in any event. XEME may become party to, or threatened with, adversarial proceedings or litigation regarding intellectual property rights with respect to the current and future product candidates, including interference or derivation proceedings before the USPTO. Even if XEME believes such claims are without merit, a court of competent jurisdiction could hold that these third-party patents are valid, enforceable and infringed, which could have a negative impact on XEME’s ability to commercialize the product candidates. In order to successfully challenge the validity of any such United States patent in federal court, XEME would need to overcome a presumption of validity. As this burden is high and requires XEME to present clear and convincing evidence as to the invalidity of any such United States patent claim, there is no assurance that a court of competent jurisdiction would agree with XEME and invalidate the claims of any such United States patent. Moreover, given the vast number of patents in XEME’s field of technology, it cannot be certain that XEME do not infringe existing patents or that it will not infringe patents that may be granted in the future.

While XEME may decide to initiate proceedings to challenge the validity of these or other patents in the future, XEME may be unsuccessful, and courts or patent offices in the United States and abroad could uphold the validity of any such patent. Furthermore, because patent applications can take many years to issue and may be confidential for 18 months or more after filing, and because pending patent claims can be revised before issuance, there may be applications now pending which may later result in issued patents that may be infringed by the manufacture, use or sale of the product candidates. Regardless of when filed, XBH may fail to identify relevant third-party patents or patent applications, or XEME may incorrectly conclude that a third-party patent is invalid or not infringed by the product candidates or activities.

If XEME is found to infringe a third party’s intellectual property rights, XEME could be required to obtain a license from such third party to continue commercializing the product candidates. However, XEME may not be able to obtain any required license on commercially reasonable terms or at all. Even if a license can be obtained on acceptable terms, the rights may be non-exclusive, which could give the competitors access to the same technology or intellectual property rights licensed to XEME. If XEME fails to obtain a required license, it may be unable to effectively market product candidates based on the technology, which could limit the ability to generate revenue or achieve profitability and possibly prevent XEME from generating revenue sufficient to sustain the operations. Alternatively, XEME may need to redesign the infringing products, which may be impossible or require substantial time and monetary expenditure. Under certain circumstances, XEME could be forced, including by court orders, to cease commercializing the product candidates. In addition, in any such proceeding or litigation, XEME could be found liable for substantial monetary damages, potentially including treble damages and attorneys’ fees, if XEME is found to have willfully infringed the patent at issue. A finding of infringement could prevent XEME from commercializing the product candidates or force XEME to cease some of the business operations, which could harm the business. Any claims by third parties that XEME have misappropriated their confidential information or trade secrets could have a similar negative impact on the business.

The cost in defending or initiating any litigation or other proceeding relating to patent or other proprietary rights, even if resolved in XEME’s favor, could be substantial, and litigation would divert XEME’s management attention. Some of XEME’s competitors may be able to sustain the costs of complex patent litigation more effectively than XEME can because they have substantially greater resources. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could delay XEME’s research and development efforts and limit the ability to continue the operations.

If XEME is unable to obtain or protect intellectual property rights related to any of the product candidates, XEME may not be able to compete effectively in the market

XEME currently has two (2) pending patent applications published:

1.	“Therapeutic Cancer Vaccine Containing Tumor-Associated Neoantigens and Immunostimulants In a Deliver System” (Appl. No.: 16/881,580) was filed on May 22, 2020 with United States Patent and Trademark Office and, if granted, XEME will own the patent until May 22, 2040.

A therapeutic vaccine and a method of cancer treatment by inducing humoral and cellular immune responses against malignant cells is provided. The vaccine comprises a delivery system that incorporates at least one peptide whose sequence encompasses a genetic mutation associated with a malignancy (neoantigen), at least one immunostimulant, and at least one type of lipid molecule.

2.	“Cancer Therapy Using a Vaccine in Combination with a Cell-based Immunotherapeutic Agent” (Appl. No.: 16/597,582) was filed on October 9, 2019 with United States Patent and Trademark Office and, if granted, XEME will own the patent until October 9, 2039.

A cancer therapy composition and a method of cancer treatment by inducing humoral and cellular immune responses against cancer cells in a patient is provided. The method includes administering to the patient a therapeutically effective amount of a vaccine, wherein the vaccine includes at least one tumor-associated antigen, at least one immunostimulant, and at least one lipid capable of forming a multilamellar liposome, or non-lipid molecule capable of forming a vesicle or gel. A therapeutically effective amount of at least one cell-based immunotherapeutic agent is also administered to the patient before, after, or at the same time the vaccine is administered to the patient.

Upon approval of these application patents, its success will depend on the ability to maintain patent and other intellectual property protection in the United States and in other countries with respect to XEME’s proprietary technology and product candidates. XEME cannot offer any assurances about which of XEME’s patent applications will issue, the breadth of any resulting patent or whether any of the issued patents will be found invalid and unenforceable or will be threatened by third parties. XEME cannot offer any assurances that the breadth of the granted patents will be sufficient to stop a competitor from developing and commercializing a product, including a biosimilar product that would be competitive with one or more of the product candidates. Furthermore, any successful challenge to these patents or any other patents owned by or licensed to XEME after patent issuance could deprive XEME of rights necessary for the successful commercialization of any of the product candidates. Further, if XEME encounters delays in regulatory approvals, the period of time during which XEME could market a product candidate under patent protection could be reduced.

The patent prosecution process is expensive and time-consuming. XEME may not be able to prepare, file and prosecute all necessary or desirable patent applications at a commercially reasonable cost or in a timely manner or in all jurisdictions. It is also possible that XEME may fail to identify patentable aspects of inventions made in the course of development and commercialization activities before it is too late to obtain patent protection on them. Moreover, depending on the terms of any future in-licenses to which XEME may become a party, it may not have the right to control the preparation, filing and prosecution of patent applications, or to maintain the patents, covering technology in-licensed from third parties. Therefore, these patents and patent applications may not be prosecuted and enforced in a manner consistent with the best interests of XEME’s business.

Although XEME generally requires all of the employees, consultants, advisors and any third parties who have access to XEME’s proprietary know-how, information, or technology to enter into confidentiality agreements, XEME cannot provide any assurances that all such agreements have been duly executed, or that XEME’s trade secrets and other confidential proprietary information will not be disclosed. Moreover, the competitors may independently develop knowledge, methods and know-how equivalent to XEME’s trade secrets. Competitors could purchase XEME’s products, if approved, and replicate some or all of the competitive advantages XEME derives from the development efforts for technologies on which XEME does not have patent protection. If any of XEME’s trade secrets were to be lawfully obtained or independently developed by a competitor, XEME would have no right to prevent them, or those to whom they communicate it, from using that technology or information to compete with XEME. If any of XEME’s trade secrets were to be disclosed to or independently developed by a competitor, XEME’s competitive position would be harmed.

XEME also seeks to preserve the integrity and confidentiality of the data and trade secrets by maintaining physical security of the premises and physical and electronic security of XEME’s information technology systems. While XEME has confidence in these individuals, organizations and systems, XEME’s agreements or security measures may be breached, and XEME may not have adequate remedies for any breach. Also, if the steps taken to maintain XEME’s trade secrets are deemed inadequate, XEME may have insufficient recourse against third parties for misappropriating the trade secret. In addition, others may independently discover XEME’s trade secrets and proprietary information. For example, the FDA is considering whether to make additional information publicly available on a routine basis, including information that XEME may consider to be trade secrets or other proprietary information, and it is not clear at the present time how the FDA’s disclosure policies may change in the future. If XEME is unable to prevent material disclosure of the non-patented intellectual property related to the technologies to third parties, and there is no guarantee that XEME will have any such enforceable trade secret protection, XEME may not be able to establish or maintain a competitive advantage in the market, which could materially adversely affect the business, results of operations and financial condition.

Patent terms may be inadequate to protect XEME’s competitive position on XEME’s products for an adequate amount of time, and if XEME do not obtain protection under the Hatch-Waxman Amendments and similar non-United States legislation for extending the term of patents covering each of XEME’s product candidates, XEME’s business may be materially harmed.

Given the amount of time required for the development, testing and regulatory review of new product candidates, patents protecting such candidates might expire before or shortly after such candidates are commercialized. Depending upon the timing, duration and conditions of FDA marketing approval of XEME’s product candidates, one or more of XEME’s United States patents may be eligible for limited patent term extension under the Drug Price Competition and Patent Term Restoration Act of 1984, referred to as the Hatch-Waxman Amendments, and similar legislation in the European Union. The Hatch-Waxman Amendments permit a patent term extension of up to five years for a patent covering an approved product as compensation for effective patent term lost during product development and the FDA regulatory review process. A patent term extension cannot extend the remaining term of a patent beyond a total of 14 years from the date of product approval. Only one patent may be extended, and only those claims covering the approved drug, a method for using it, or a method for manufacturing it may be extended. However, XEME may not receive an extension if it fails to apply within applicable deadlines, fails to apply prior to expiration of relevant patents or otherwise fails to satisfy applicable requirements. Moreover, the length of the extension could be less than XEME requests. If XEME is unable to obtain patent term extension or the term of any such extension is less than it requested, the period during which XEME can enforce the patent rights for that product will be shortened and the competitors may obtain approval to market competing products sooner. As a result, XEME’s revenue from applicable products could be reduced and could have a material adverse effect on the business.

XEME may be involved in lawsuits to protect or enforce XEME’s patents, which could be expensive, time consuming and unsuccessful.

Competitors may infringe the patents for which XEME has applied. To counter infringement or unauthorized use, XEME may be required to file infringement claims, which can be expensive and time-consuming. If XEME initiates legal proceedings against a third party to enforce a patent covering one of XEME’s product candidates, the defendant could counterclaim that the patent covering XEME’s product or product candidate is invalid and/or unenforceable. In patent litigation in the United States, counterclaims alleging invalidity and/or unenforceability are common, and there are numerous grounds upon which a third party can assert invalidity or unenforceability of a patent. In an infringement proceeding, a court may decide that the patent claims XEME is asserting are invalid and/or unenforceable or may refuse to stop the other party from using the technology at issue on the grounds that XEME’s patent claims do not cover the technology in question. Third parties may also raise similar claims before administrative bodies in the United States or abroad, even outside the context of litigation. Such mechanisms include re-examination, post grant review, inter parties review and equivalent proceedings in foreign jurisdictions (for example, opposition proceedings). Such proceedings could result in revocation of or amendment to the patents in such a way that they no longer cover XEME’s product candidates. The outcome following legal assertions of invalidity and unenforceability is unpredictable.

Interference proceedings provoked by third parties or brought by us may be necessary to determine the priority of inventions with respect to XEME’s patent applications. An unfavorable outcome could require XEME to cease using the related technology or force XEME to take a license under the patent rights of the prevailing party, if available. Furthermore, XEME’s business could be harmed if the prevailing party does not offer XEME a license on commercially reasonable terms. XEME’s defense of litigation or interference proceedings may fail and, even if successful, may result in substantial costs and distract XEME’s management and other employees. XEME may not be able to prevent misappropriation of XEME’s intellectual property rights, particularly in countries where the laws may not protect those rights as fully as in the United States.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of XEME’s confidential information could be compromised by disclosure during this type of litigation. There could also be public announcements of the results of hearings, motions, or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a material adverse effect on the price of XBH’s Common Stock.

XEME may enjoy only limited geographical protection with respect to certain patents and XEME may not be able to protect XEME’s intellectual property rights throughout the world.

Filing and prosecuting patent applications and defending patents covering XEME’s product candidates in all countries throughout the world would be prohibitively expensive. Competitors may use XEME’s technologies in jurisdictions where XEME has not obtained patent protection to develop their own products and, further, may export otherwise infringing products to territories where XEME has patent protection, but enforcement rights are not as strong as that in the United States or Europe. These products may compete with XEME’s product candidates, and its future patents or other intellectual property rights may not be effective or sufficient to prevent them from competing.

In addition, XEME may decide to abandon national and regional patent applications before they are granted. The examination of each national or regional patent application is an independent proceeding. As a result, patent applications in the same family may issue as patents in some jurisdictions, such as in the United States, but may issue as patents with claims of different scope or may even be refused in other jurisdictions. It is also quite common that depending on the country, the scope of patent protection may vary for the same product candidate or technology.

While XEME intends to protect its intellectual property rights in its expected significant markets, XEME cannot ensure that it will be able to initiate or maintain similar efforts in all jurisdictions in which XEME may wish to market its product candidates. Accordingly, XEME’s efforts to protect its intellectual property rights in such countries may be inadequate, which may have an adverse effect on its ability to successfully commercialize XEME’s product candidates in all of its expected significant foreign markets. If XEME encounters difficulties in protecting, or are otherwise precluded from effectively protecting, the intellectual property rights important for XEME’s business in such jurisdictions, the value of these rights may be diminished, and XEME may face additional competition from others in those jurisdictions.

Obtaining and maintaining XEME’s patent protection depends on compliance with various procedural, document submission, fee payment, and other requirements imposed by government patent agencies, and the patent protection could be reduced or eliminated for non-compliance with these requirements.

Periodic maintenance fees, renewal fees and various other government fees on patents and/or applications will be due to be paid to the USPTO and various government patent agencies outside of the United States over the lifetime of XEME’s patents and/or applications and any patent rights XEME may obtain in the future. Furthermore, the USPTO and various non-United States government patent agencies require compliance with several procedural, documentary, fee payment and other similar provisions during the patent application process. In many cases, an inadvertent lapse of a patent or patent application can be cured by payment of a late fee or by other means in accordance with the applicable rules. There are situations, however, in which non-compliance can result in abandonment or lapse of the patents or patent applications, resulting in partial or complete loss of patent rights in the relevant jurisdiction. In such an event, potential competitors might be able to enter the market, which could have a material adverse effect on XEME’s business.

Any trademarks XEME has obtained or may obtain may be infringed or otherwise violated, or successfully challenged, resulting in harm to the business.

XEME expects to rely on trademarks as one means to distinguish the product candidates, if approved for marketing, from the drugs of XEME’s competitors. Once XEME selects new trademarks and applies to register them, XEME’s trademark applications may not be approved. Third parties may oppose or attempt to cancel XEME’s trademark applications or trademarks, or otherwise challenge XEME’s use of the trademarks. In the event that XEME’s trademarks are successfully challenged, XEME could be forced to rebrand its drugs, which could result in loss of brand recognition and could require XEME to devote resources to advertising and marketing new brands. XEME’s competitors may infringe or otherwise violate XEME’s trademarks and XEME may not have adequate resources to enforce XEME’s trademarks. Any of the foregoing events may have a material adverse effect on XEME’s business.

Intellectual property rights do not necessarily address all potential threats to our competitive advantage.

The degree of future protection afforded by XEME’s intellectual property rights is uncertain because intellectual property rights have limitations and may not adequately protect XEME’s business or permit us to maintain XEME’s competitive advantage. The following examples are illustrative:

●	others may be able to make products that are similar to or otherwise competitive with XEME’s product candidates but are not covered by the claims of the current or future patents;

●	an in-license necessary for the manufacture, use, sale, offer for sale or importation of one or more of XEME’s product candidates may be terminated by the licensor;

●	XEME or future collaborators might not have been the first to make the inventions covered by XEME’s issued or future issued patents or its pending patent applications;

●	XEME or future collaborators might not have been the first to file patent applications covering certain of XEME’s inventions;

●	others may independently develop similar or alternative technologies or duplicate any of XEME’s technologies without infringing its intellectual property rights;

●	it is possible that XEME’s pending patent applications will not lead to issued patents;

●	issued patents that XEME owns or in-license may be held invalid or unenforceable as a result of legal challenges by XEME’s competitors;

●	issued patents that XEME owns or in-license may not provide coverage for all aspects of XEME’s product candidates in all countries;

●	XEME competitors might conduct research and development activities in countries where XEME do not have patent rights and then use the information learned from such activities to develop competitive products for sale in XEME’s major commercial markets;

●	XEME may not develop additional proprietary technologies that are patentable; and

●	the patents of others may have an adverse effect on XEME’s business.

Should any of these events occur, they could significantly harm XEME’s business, results of operations and prospects.

Risks Related to Operations

Employees, independent contractors, consultants, commercial collaborators, principal investigators, CROs, suppliers and vendors may engage in misconduct or other improper activities, including non-compliance with regulatory standards and requirements.

We are exposed to the risk that the employees, independent contractors, consultants, commercial collaborators, principal investigators, CROs, suppliers and vendors may engage in fraudulent conduct or other illegal activity. Misconduct by these parties could include intentional, reckless and/or negligent conduct or disclosure of unauthorized activities to us that violates FDA regulations, including those laws requiring the reporting of true, complete and accurate information to the FDA, manufacturing standards, federal and state healthcare laws and regulations, and laws that require the true, complete and accurate reporting of financial information or data. In particular, sales, marketing and business arrangements in the healthcare industry are subject to extensive laws and regulations intended to prevent fraud, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Misconduct by these parties could also involve the improper use of individually identifiable information, including, without limitation, information obtained in the course of clinical trials, which could result in regulatory sanctions and serious harm to the reputation. We adopted a code of business conduct and ethics, but it is not always possible to identify and deter misconduct, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. If any such actions are instituted against us, and we are not successful in defending or asserting the rights, those actions could have a significant impact on the business, including the imposition of significant civil, criminal and administrative penalties, including, without limitation, damages, fines, disgorgement, imprisonment, exclusion from participation in government healthcare programs, such as Medicare and Medicaid, additional reporting requirements and oversight if we become subject to a corporate integrity agreement or similar agreement to resolve allegations of non-compliance with these laws, and the curtailment or restructuring of the operations.

We may be subject to claims that the employees, consultants, or independent contractors have wrongfully used or disclosed confidential information of third parties.

We may employ individuals who were previously employed at other biotechnology or biopharmaceutical companies. Although we try to ensure that the employees, consultants and advisors do not use the proprietary information or know-how of others in their work for us, we may be subject to claims that we or employees, consultants, or independent contractors have inadvertently or otherwise used or disclosed confidential information of the employees’ former employers or other third parties. We may also be subject to claims that former employers or other third parties have an ownership interest in the future patents. Litigation may be necessary to defend against these claims. There is no guarantee of success in defending these claims, and even if we are successful, litigation could result in substantial cost and be a distraction to the management and other employees.

If we or any partners with which we may collaborate to market and sell the products are unable to achieve and maintain insurance coverage and adequate levels of reimbursement for this compound following regulatory approval and usage by patients, the commercial success may be hindered severely.

If products only become available by prescription, successful sales by XEME or by any partners with which XEME collaborate may depend on the availability of insurance coverage and adequate reimbursement from third-party payors as patients would then be forced to pay for the out-of-pocket if coverage and associated reimbursement is denied. Patients who are prescribed medicine for the treatment of their conditions generally rely on third-party payors to reimburse all or part of the costs associated with their healthcare. The availability of coverage and adequate reimbursement from governmental healthcare programs, such as Medicare and Medicaid in the U.S., and private third-party payors is often critical to new product acceptance regardless of how well the product works. Coverage decisions may depend on clinical and economic standards that disfavor TCV products when more established or lower-cost alternatives are already available or subsequently become available, even if these alternatives are not as safe and effective or may be affected by the budgets and demands on the various entities responsible for providing health insurance to patients who will use the products.

Third-party payors, whether foreign or domestic, or governmental or commercial, are developing increasingly sophisticated methods of controlling healthcare costs. In the U.S., although private third-party payors tend to follow Medicare and Medicaid practices, no uniform or consistent policy of coverage and reimbursement for products exists among third-party payors. Therefore, coverage and reimbursement for products can differ significantly from payor to payor as well as state to state. Consequently, the coverage determination process is often uncertain and a time-consuming and costly process that must be played out across many jurisdictions and different entities and which will require us to provide scientific, clinical and health economics support for the use of the products compared to current alternatives and do so to each payor separately, with no assurance that coverage and adequate reimbursement will be obtained and in what amount or time frame.

Our business activities will be subject to the Foreign Corrupt Practices Act, or FCPA, and similar anti-bribery and anti-corruption laws.

As we expand the business activities outside of the United States, including clinical trial efforts, we will be subject to the FCPA and similar anti-bribery or anti-corruption laws, regulations or rules of other countries in which we operate. The FCPA generally prohibits offering, promising, giving, or authorizing others to give anything of value, either directly or indirectly, to a non-United States government official in order to influence official action, or otherwise obtain or retain business. The FCPA also requires public companies to make and keep books and records that accurately and fairly reflect the transactions of the corporation and to devise and maintain an adequate system of internal accounting controls. The business is heavily regulated and therefore involves significant interaction with public officials, including officials of non-United States governments. Additionally, in many other countries, the healthcare providers who prescribe pharmaceuticals are employed by their government, and the purchasers of pharmaceuticals are government entities; therefore, the dealings with these prescribers and purchasers will be subject to regulation under the FCPA. Recently the SEC and Department of Justice have increased their FCPA enforcement activities with respect to biotechnology and pharmaceutical companies. There is no certainty that all of the employees, agents, suppliers, manufacturers, contractors, or collaborators, or those of the affiliates, will comply with all applicable laws and regulations, particularly given the high level of complexity of these laws. Violations of these laws and regulations could result in fines, criminal sanctions against us, the officers, or the employees, the closing down of facilities, including those of the suppliers and manufacturers, requirements to obtain export licenses, cessation of business activities in sanctioned countries, implementation of compliance programs, and prohibitions on the conduct of the business. Any such violations could include prohibitions on our ability to offer the products in one or more countries as well as difficulties in manufacturing or continuing to develop the products, and could materially damage the reputation, the brand, the international expansion efforts, the ability to attract and retain employees, and the business, prospects, operating results, and financial condition.

We face increasing competition from other established companies, small enterprises, and other organizations that have far greater resources and brand awareness than we have.

A significant number of established businesses, including major franchises and their affiliates, and other organizations have entered or may plan to enter the development of innovative therapeutic cancer vaccines (“TCV”) and other immune-oncology product manufacturing business. Many of these current and potential competitors have substantially greater financial, marketing, research and other resources than we have.

The management has a limited experience operating a public company and are subject to the risks commonly encountered by early-stage companies.

Although the management has experience in operating small companies, current management has not had to manage expansion while being a public company. Many investors may treat us as an early-stage company. In addition, management has not overseen a company with large growth. Because we have a limited operating history, operating prospects should be considered in light of the risks and uncertainties frequently encountered by early-stage companies in rapidly evolving markets. These risks include:

●	risks that we may not have sufficient capital to achieve the growth strategy;

●	risks that we may not develop the product and service offerings in a manner that enables us to be profitable and meet the customers’ requirements;

●	risks that the growth strategy may not be successful; and

●	risks that fluctuate in the operating results will be significant relative to the revenues.

These risks are described in more detail below. Future growth will depend substantially on the ability to address these and the other risks described in this section. If we do not successfully address these risks, the business could be significantly harmed.

We may be unable to manage growth, which may impact the potential profitability.

Successful implementation of the business strategy requires to manage the growth. Growth could place an increasing strain on the management and financial resources. To manage growth effectively, we will need to:

●	Establish definitive business strategies, goals and objectives;

●	Maintain a system of management controls; and

●	Attract and retain qualified personnel, as well as develop, train, and manage management-level and other employees.

If XBH fails to manage the growth effectively, the business, financial condition, or operating results could be materially harmed, and the stock price may decline.

Future success depends on our ability to retain key executives and to attract, retain and motivate qualified personnel.

We are highly dependent on the management, development, clinical, financial and business development expertise of the executive officers. Each of the executive officers may currently terminate their employment with us at any time. We do not maintain “key person” insurance for any of the executives or employees.

Recruiting and retaining qualified scientific and clinical personnel and, if we progress the development of the product pipeline toward scaling up for commercialization, manufacturing and sales and marketing personnel, will also be critical to our success. The loss of the services of the executive officers or other key employees could impede the achievement of the development and commercialization objectives and seriously harm our ability to successfully implement the business strategy. Furthermore, replacing executive officers and key employees may be difficult and may take an extended period of time because of the limited number of individuals in the industry with the breadth of skills and experience required to successfully develop, gain regulatory approval of and commercialize products. Competition to hire from this limited pool is intense, and we may be unable to hire, train, retain or motivate these key personnel on acceptable terms given the competition among numerous pharmaceutical and biotechnology companies for similar personnel. We also experience competition for the hiring of scientific and clinical personnel from universities and research institutions. In addition, we rely on consultants and advisors, including scientific and clinical advisors, to assist us in formulating the development and commercialization strategy. Consultants and advisors may be employed by employers other than us and may have commitments under consulting or advisory contracts with other entities that may limit their availability to us. If we are unable to continue to attract and retain high quality personnel, our ability to pursue the growth strategy will be limited.

Lack of adequate D&O insurance may also make it difficult for XBH to retain and attract talented and skilled directors and officers.

In the future XBH may be subject to additional litigation, including potential class action and stockholder derivative actions. Risks associated with legal liability are difficult to assess and quantify, and their existence and magnitude can remain unknown for significant periods of time. To date, XBH has not obtained directors and officers liability (“D&O”) insurance. Without adequate D&O insurance, the amounts XBH would pay to indemnify the officers and directors should they be subject to legal action based on their service to the Company could have a material adverse effect on the financial condition, results of operations and liquidity. Furthermore, the lack of adequate D&O insurance may make it difficult for XBH to retain and attract talented and skilled directors and officers, which could adversely affect the business.

We are classified as an “emerging growth company” as well as a “smaller reporting company” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies and smaller reporting companies will make XBH Common Stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. XBH cannot predict if investors will find the Common Stock less attractive because we may rely on these exemptions. If some investors find the Common Stock less attractive as a result, there may be a less active trading market for the Common Stock and the stock price may be more volatile.

Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. we have irrevocably opted out of the extended transition period for complying with new or revised accounting standards pursuant to Section 107(b) of the JOBS Act.

We could remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which the annual gross revenues exceed $1 billion, (ii) the date that XBH become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of the Common Stock that is held by non-affiliates exceeds $1.07 billion as of the last business day of the most recently completed second fiscal quarter, and (iii) the date on which XBH have issued more than $1 billion in non-convertible debt during the preceding three-year period.

Notwithstanding the above, we are also currently a “smaller reporting company.” Specifically, similar to “emerging growth companies,” “smaller reporting companies” are able to provide simplified executive compensation disclosures in their filings; are exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that independent registered public accounting firms provide an attestation report on the effectiveness of internal control over financial reporting; and have certain other decreased disclosure obligations in their SEC filings. Decreased disclosures in the SEC filings due to XBH’s status as an “emerging growth company” or “smaller reporting company” may make it harder for investors to analyze the results of operations and financial prospects.

The ongoing COVID-19 pandemic could adversely impact our business, including clinical trials.

In December 2019, a novel strain of coronavirus, SARS-CoV-2, was reported to have surfaced in Wuhan, China and to cause a severe respiratory illness now known as COVID-19. Since then, COVID-19 has spread to multiple countries. In March 2020, the World Health Organization declared the COVID-19 outbreak a pandemic, and the U.S. government-imposed travel restrictions on travel between the United States, Europe, Canada and other countries. Further, the President of the United States declared the COVID-19 pandemic a national emergency, invoking powers under the Stafford Act, the legislation that directs federal emergency disaster response. We may experience disruptions due to the COVID-19 pandemic that could severely impact the business and clinical trials, including:

●	delays, difficulties or a suspension in enrolling patients in XEME’s ongoing and planned clinical trials;

●	interruptions in XEME’s ability to manufacture and deliver products for trials;

●	diversion of healthcare resources away from the conduct of clinical trials, including the diversion of hospitals serving as the clinical trial sites and hospital staff supporting the conduct of the clinical trials;

●	interruption of key clinical trial activities, such as clinical trial site monitoring, due to limitations on travel imposed or recommended by federal or state governments, employers and others; and

●	limitations in employee resources that would otherwise be focused on the conduct of the clinical trials, including because of sickness of employees or their families or the desire of employees to avoid contact with large groups of people.

The global COVID-19 pandemic continues to rapidly evolve. The extent to which COVID-19 may impact our business and clinical trials will depend on future developments that are highly uncertain and cannot be predicted with confidence, such as the ultimate geographic spread of the disease, the duration of the outbreak, travel restrictions and social distancing in the United States and other countries, business closures or business disruptions and the effectiveness of actions taken in the United States and other countries to contain and treat the disease.

USE OF PROCEEDS

The following Table shows how XBH will use the proceeds from shares being offered (after the estimated offering expenses of $17,000) XBH will receive if:

If 25% of the Shares offered are sold:

If 50% of the Shares offered are sold:

If 75% of the Shared offered are sold:

If 100% of the Shares offered are sold:

These estimates are presented for illustrative purposes only and the actual amount of proceeds received may differ. As there is no minimum offering, XBH cannot estimate how much in proceeds XBH will receive from the sale of the shares of XBH’s Common Stock offered hereby. There is no guarantee that XBH will receive any proceeds from this offering.

	Sale of	Sale of	Sale of	Sale of
	25,000,000	50,000,000	75,000,000	100,000,000
	Shares	Shares	Shares	Shares
Use of Proceeds	25%	50%	75%	100%
Gross proceeds	$5,000,000	$10,000,000	$15,000,000	$20,000,000
Offering expenses (1)	$17,000	$17,000	$17,000	$17,000
Net proceeds	$4,983,000	$9,983,000	$14,983,000	$19,983,000
Clinical trial and research & development (2)	$691,000	$1,246,272	$1,340,231	$1,369,142
General & Administration (3)	$1,588,500	$1,588,500	$1,588,500	$1,588,500
Working capital (4)	$2,703,500	$7,148,228	$12,054,269	$17,025,358
Total Funds Remaining	$0	$0	$0	$0

1.	Offering expenses include legal, accounting, SEC filing fees and costs, EDGAR fees, blue sky, transfer agent fees and other direct costs associated with this offering. XBH expects to pay the offering costs from cash on hand and the proceeds of this offering.

2.	XBH estimated the cost of doing clinical trials, research and development based on the funds available. XBH made its estimations through research XBH have done and the discussions it had with professional scientists working with XBH currently. It is possible that our estimations may change materially during the course of the projects. In the event the actual costs are higher than XBH presently estimate, XBH will be required to reduce the number of professionals XBH can hire thus extending the time to earn revenue, the profits and positive cash flows.

3.	Includes funds for general overhead and operating expenses, as well and fees and costs associated with an application to list XBH’s Common Stock on the inter-broker-dealer electronic market (OTCQB) or NASDAQ.

4.	Working capital is the net current assets, which can be obtained by subtracting the current liabilities from the current assets at the end of the first year operation.

The precise amounts that XBH will devote to each of the foregoing items, and the timing of expenditures, will vary depending on numerous factors.

As indicated in the table above, if XBH sells only 75%, or 50%, or 25% of the shares offered for sale in this offering, XBH would expect to use the resulting net proceeds for the same purposes as it would use the net proceeds from a sale of 100% of the shares, and in approximately the same proportions, until such time as such use of proceeds would leave XBH without working capital reserve. At that point XBH would expect to modify its use of proceeds by limiting its expansion, leaving XBH with the working capital reserve indicated.

The expected use of net proceeds from this offering represents XBH’s intentions based upon its current plans and business conditions, which could change in the future as its plans and business conditions evolve and change. The amounts and timing of the actual expenditures, specifically with respect to working capital, may vary significantly depending on numerous factors. The precise amounts that XBH will devote to each of the foregoing items, and the timing of expenditures, will vary depending on numerous factors. As a result, the management will retain broad discretion over the allocation of the net proceeds from this offering.

In the event XBH does not sell all of the shares being offered, it may seek additional financing from other sources in order to support the intended use of proceeds indicated above. If XBH secures additional equity funding, investors in this offering would be diluted. In all events, there can be no assurance that additional financing would be available to XBH when wanted or needed and, if available, on terms acceptable to XBH.

XBH based its cash flow estimates using current operation to project future working capital needs and allocating the excess cash XBH may raise, for which XBH have no assurance, to clinical trials and research and development. Following descriptions represent the estimations XBH has made as to how XBH will use the proceeds from its offering based on the amounts received as stated on the table above.

Use of Working Capital and Revenue Generation

There is no assurance that XBH will be able to raise any funds from this offering as XBH is conducting this offering on a “best-efforts” basis.

25% of the Shares of Common Stock Offered

However, if XBH sold 25% of the shares of Common Stock that XBH is offering, after the $17,000 of estimated offering expenses, XBH will have $4,983,000. XBH plans to use $691,000 for clinical trials and research & development for the first year. XBH will have $2,703,500 left for working capital at the end of the first year prior to deducting the total cost of operations including the additional cost that XBH estimates to incur under this scenario which it anticipates being approximately $4,980,000 to complete the planned clinical trials and manage the intellectual properties. Assuming that there will be no revenue in the first few years, XBH believes the balance of cash at the end of the first year under this scenario will allow XBH to continue its business without any cash flow crisis for about 1.0 years. XBH arrived at this figure by dividing the cash balance at the end of the first year of $2,703,500 by $2,700,000.

50% of the Shares of Common Stock Offered

However, if XBH sold 50% of the shares of Common Stock that XBH is offering, after the $17,000 of estimated offering expenses, XBH will have $9,983,000. XBH plans to use $1,246,272 for clinical trials and research & development for the first year. XBH will have $7,148,228 left for working capital at the end of the first year prior to deducting the total cost of operations including the additional cost that XBH estimates to incur under this scenario which it anticipates being approximately $6,226,272 to complete the planned clinical trials and manage the intellectual properties. Assuming that there will be no revenue in the first few years, XBH believes the balance of cash at the end of the first year under this scenario will allow XBH to continue its business without any cash flow crisis for about 2.6 years. XBH arrived at this figure by dividing the cash balance at the end of the first year of $7,148,228 by $2,800,000.

75% of the Shares of Common Stock Offered

However, if XBH sold 75% of the shares of Common Stock that XBH is offering, after the $17,000 of estimated offering expenses, XBH will have $14,983,000. XBH plans to use $1,340,231 for clinical trials and research & development for the first year. XBH will have $12,054,269 left for working capital at the end of the first year prior to deducting the total cost of operations including the additional cost that XBH estimates to incur under this scenario which it anticipates being approximately $7,566,503 to complete the planned clinical trials and manage the intellectual properties. Assuming that there will be no revenue in the first few years, XBH believes the balance of cash at the end of the first year under this scenario will allow XBH to continue its business without any cash flow crisis for about 4.16 years. XBH arrived at this figure by dividing the cash balance at the end of the first year of $12,054,269 by $2,900,000.

100% of the Shares of Common Stock Offered

However, if XBH sold 100% of the shares of Common Stock that XBH is offering, after the $17,000 of estimated offering expenses, XBH will have $19,983,000. XBH plans to use $1,369,142 for clinical trials and research & development for the first year. XBH will have $17,025,358 left for working capital at the end of the first year prior to deducting the total cost of operations including the additional cost that XBH estimates to incur under this scenario which it anticipates being approximately $8,935,644 to complete the planned clinical trials and manage the intellectual properties. Assuming that there will be no revenue in the first few years, XBH believes the balance of cash at the end of the first year under this scenario will allow XBH to continue its business without any cash flow crisis for about 5.77 years. XBH arrived at this figure by dividing the cash balance at the end of the first year of $17,025,358 by $2,950,000.

DILUTION

Dilution represents the difference between the offering price and the net tangible book value per share of common equity immediately after completion of this offering. Net tangible book value is the amount that results from subtracting XBH’s total liabilities and intangible assets from its total assets. Dilution arises mainly as a result of the arbitrary determination of the offering price of the shares of Common Stock being offered. Dilution of the value of the shares of Common Stock you purchase is also a result of the lower net tangible book value of the shares held by XBH’s existing shareholders.

As of December 31, 2020, the net tangible book value of XBH’s shares of common equity, which includes its Class A Common Stock and Class B Common Stock, was approximately $0.00, based upon combined outstanding shares of Class A Common Stock and shares of Class B Common Stock. The following table provides information regarding:

●	the net tangible book value per share of common equity before and after this offering;

●	the amount of the increase in the net tangible book value per share of common equity attributable to the purchase of the shares of common Stock being offered hereby; and

●	the amount of the immediate dilution from the public offering price which will be absorbed by purchasers in this offering.

The following table presents information assuming the sale of:

●	25% of the shares offered hereby;

●	50% of the shares offered hereby;

●	75% of the shares offered hereby; and

●	100% of the shares offered hereby.

These four dilution scenarios below are presented for illustrative purposes only and the actual amount of dilution to purchasers in this offering may differ based upon the number of shares of Common Stock sold in this offering.

	Sale of 25,000,000 Shares (25%)	Sale of 50,000,000 Shares (50%)	Sale of 75,000,000 Shares (75%)	Sale of 100,000,000 Shares (100%)
Assumed Initial Public Offering price per share	$0.20	$0.20	$0.20	$0.20
Net tangible book value per share of common equity as of December 31, 2020	$0.0000	$0.0000	$0.0000	$0.0000
Increase in net book value per share of common equity due to offering	$0.0051	$0.0099	$0.0145	$0.0189
Proforma Net tangible book value per share of common equity after offering	$0.0051	$0.0099	$0.0145	$0.0189
Dilution per share to investors purchasing shares of Common Stock in this offering.	$0.1949	$0.1901	$0.1855	$0.1811

The following table sets forth on a pro forma basis, at December 31, 2020, the number of shares of Common Stock purchased or to be purchased from XBH, the total consideration paid or to be paid and the average price per share paid or to be paid by existing holders of Common Stock and by the new investors, if 25%, 50%, 75% or 100% of the shares issued are sold, before deducting estimated offering expenses payable by XBH.

Sale of 25,000,000 shares (25%)	Number	Percent	Amount	Percent	Average Price per share
Existing stockholders	954,591,800	97.45%	$0	0.00%	$0.00
New investors	25,000,000	2.55%	$5,000,000	100.00%	$0.20

Total	979,591,000	100.00%	$5,000,000	100.00%	$0.0051

Sale of 50,000,000 shares (50%)
Existing stockholders	954,591,800	95.02%	$0	0.00%	$0.00
New investors	50,000,000	4.98%	$10,000,000	100.00%	$0.20

Total	1,004,591,000	100.00%	$10,000,000	100.00%	$0.0099

Sale of 75,000,000 shares (75%)
Existing stockholders	954,591,800	92.72%	$0	0.00%	$0.00
New investors	75,000,000	7.28%	$15,000,000	100.00%	$0.20

Total	1,029,591,000	100.00%	$15,000,000	100.00%	$0.0145

Sale of 100,000,000 shares (100%)
Existing stockholders	954,591,800	90.52%	$0	0.00%	$0.00
New investors	100,000,000	9.48%	$20,000,000	100.00%	$0.20

Total	1,054,591,000	100.00%	$20,000,000	100.00%	$0.0189

DISTRIBUTION

This Offering Circular is part of an Offering Statement filed with the SEC, using a continuous offering process. Periodically, as XBH has material developments, XBH will provide an Offering Circular supplement that may add, update or change information contained in this Offering Circular. Any statement that XBH makes in this Offering Circular will be modified or superseded by any inconsistent statement made by us in a subsequent Offering Circular supplement. The Offering Statement filed with the SEC includes exhibits that provide more detailed descriptions of the matters discussed in this Offering Circular. You should read this Offering Circular and the related exhibits filed with the SEC and any Offering Circular supplement, together with additional information contained in XBH’s annual reports, semi-annual reports and other reports and information statements that XBH will file periodically with the SEC. See the section entitled “Additional Information” below for more details.

Pricing of the Offering

Prior to the Offering, there has been no public market for the Offered Shares. The initial public offering price was determined by the management of XBH. The principal factors considered in determining the initial public offering price include:

●	use information set forth in this Offering Circular and otherwise available;

●	the history of XBH’s management and consultants and the history of and prospects for the industry in which it competes;

●	the projected financial performance;

●	XBH’s prospect for future earnings and the present state of the development;

●	the general condition of the securities markets at the time of this Offering;

●	the recent market prices of, and demand for, publicly traded Common Stock of generally comparable companies; and

●	other factors deemed relevant by XBH.

Investment Limitations

Generally, no sale may be made to you in this Offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, XBH encourages you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, XBH encourages you to refer to www.investor.gov.

As a Tier 2, Regulation A offering, investors must comply with the 10% limitation to investment in the offering. The only investor in this offering exempt from this limitation is an “Accredited Investor,” as defined under Rule 501 of Regulation D. If you meet one of the following tests you should qualify as an Accredited Investor:

(1) You are a natural person who has had individual income in excess of $200,000 in each of the two most recent years, or joint income with your spouse in excess of $300,000 in each of these years, and have a reasonable expectation of reaching the same income level in the current year;

(2) You are a natural person and your individual net worth, or joint net worth with your spouse, exceeds $1,000,000 at the time you purchase shares in this offering (please see below on how to calculate your net worth);

(3) You are an organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, or the Code, a corporation, a Massachusetts or similar business trust or a partnership, not formed for the specific purpose of acquiring the shares in this offering, with total assets in excess of $5,000,000;

(4) You are an entity (including an Individual Retirement Account trust) in which each equity owner is an accredited investor; or

(5) You are a trust with total assets in excess of $5,000,000, your purchase of shares in this offering is directed by a person who either alone or with his or her purchaser representative(s) (as defined in Regulation D promulgated under the Securities Act) has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment, and you were not formed for the specific purpose of investing in the shares in this offering ; Under Rule 251 of Regulation A, non-accredited, non-natural investors are subject to the investment limitation and may only invest funds which do not exceed 10% of the greater of the purchaser’s revenue or net assets (as of the purchaser’s most recent fiscal year end). A non-accredited, natural person may only invest funds which do not exceed 10% of the greater of the purchaser’s annual income or net worth (please see below on how to calculate your net worth).

Net Worth Calculation

Your net worth is defined as the difference between your total assets and total liabilities. This calculation must exclude the value of your primary residence and may exclude any indebtedness secured by your primary residence (up to an amount equal to the value of your primary residence). In the case of fiduciary accounts, net worth and/or income suitability requirements may be satisfied by the beneficiary of the account or by the fiduciary, if the fiduciary directly or indirectly provides funds for the purchase of the shares in the offering.

In order to purchase shares in this offering and prior to the acceptance of any funds from an investor, an investor will be required to represent, to XBH’s satisfaction, that he or she is either an accredited investor or is in compliance with the 10% of net worth or annual income limitation on investment in this offering.

Offering Period and Expiration Date

This Offering will start on or after the Qualification Date and will terminate on the Termination Date.

Procedures for Subscribing

When you decide to subscribe for Offered Shares in this Offering, you should:

1.	Electronically receive, review, execute and deliver to XBH a subscription agreement; and

2.	Deliver funds directly by wire or electronic funds transfer via ACH to the specified account maintained by XBH.

Any potential investor will have ample time to review the subscription agreement, along with their counsel, prior to making any final investment decision. XBH shall only deliver such subscription agreement upon request after a potential investor has had ample opportunity to review this Offering Circular.

Right to Reject Subscriptions. After XBH receive your complete, executed subscription agreement and the funds required under the subscription agreement have been transferred to the bank account, XBH has the right to review and accept or reject your subscription in whole or in part, for any reason or for no reason. XBH will return all monies from rejected subscriptions immediately to you, without interest or deduction.

Acceptance of Subscriptions. Upon XBH’s acceptance of a subscription agreement, XBH will countersign the subscription agreement and issue the shares subscribed at closing. Once you submit the subscription agreement and it is accepted, you may not revoke or change your subscription or request your subscription funds. All accepted subscription agreements are irrevocable.

Under Rule 251 of Regulation A, non-accredited, non-natural investors are subject to the investment limitation and may only invest funds which do not exceed 10% of the greater of the purchaser’s revenue or net assets (as of the purchaser’s most recent fiscal year end). A non-accredited, natural person may only invest funds which do not exceed 10% of the greater of the purchaser’s annual income or net worth (please see below on how to calculate your net worth).

NOTE: For the purposes of calculating your net worth, it is defined as the difference between total assets and total liabilities. This calculation must exclude the value of your primary residence and may exclude any indebtedness secured by your primary residence (up to an amount equal to the value of your primary residence). In the case of fiduciary accounts, net worth and/or income suitability requirements may be satisfied by the beneficiary of the account or by the fiduciary, if the fiduciary directly or indirectly provides funds for the purchase of the Offered Shares.

In order to purchase offered Shares and prior to the acceptance of any funds from an investor, an investor will be required to represent, to the Company’s satisfaction, that he is either an accredited investor or is in compliance with the 10% of net worth or annual income limitation on investment in this Offering.

No Escrow

The proceeds of this Offering will not be placed into an escrow account. XBH will offer the Common Stock on a best-efforts basis primarily through an online platform. As there is no minimum offering, upon the approval of any subscription to this Offering Circular, XBH shall immediately deposit said proceeds into the bank account of XBH and may dispose of the proceeds in accordance with the Use of Proceeds.

Statements Regarding Forward-looking Statements

This Disclosure Statement contains various “forward-looking statements”. You can identify forward-looking statements by the use of terminology such as “believes”, “expects”, “may”, “will”, “would”, “could”, “should”, “seeks”, “approximately”, “intends”, “plans”, “projects”, “estimates”, or “anticipates” the negative of these words and phrases or similar words or phrases. You can also identify forward-looking statements by discussions of strategy, plans or intentions. These statements may be impacted by a number of risks and uncertainties.

The forward-looking statements are based on beliefs, assumptions and expectations of future performance taking into account all information currently available to XBH. These beliefs, assumptions and expectations are subject to risks and uncertainties and can change as a result of many possible events or factors, not all of which are known to us. If a change occurs, business, financial condition, liquidity and results of operations may vary materially from those expressed in forward-looking statements. You should carefully consider these risks before you make an investment decision with respect to Securities. For a further discussion of these and other factors that could impact future results, performance or transactions, see the section entitled “Risk Factors.”

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of financial condition and results of operations together with financial statements and the notes thereto appearing elsewhere in this Offering Circular. This discussion contains forward-looking statements reflecting current expectations, whose actual outcomes involve risks and uncertainties. Actual results and the timing of events may differ materially from those stated in or implied by these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors”, “Cautionary Statement regarding Forward-Looking Statements” and elsewhere in this Offering Circular. Please see the notes to Financial Statements for information about the Critical Accounting Policies and Recently Issued Accounting Pronouncements.

Management’s Discussion and Analysis

The Company was incorporated on April 2, 2019 as Acqusalut Inc., under the laws of the State of Florida. Pursuant to the amended Articles of Incorporation filed with State of Florida on August 3, 2020, the Company changed its name to XEME Biopharma Holdings Inc. (“XBH”) to coincide with a share exchange agreement on August 3, 2020, with XEME Biopharma Inc., a corporation incorporated in the State of Delaware (“XEME”) and the selling stockholders of XEME, R2T Biopharma Inc., a corporation incorporated in the State of California (“R2T”) whereby R2T takes over the majority shares of XBH in exchange for transferring 100% ownership of XEME to XBH.

Plan of Operation for the Next Twelve Months

XBH believes that the proceeds of this Offering will satisfy its cash requirements for the next twelve months and based on the percentage of amount XBH could raise from this offering to proceed to doing more offerings or borrow funds to raise additional funds needed to implement the objectives of XEME getting FDA marketing approval for its therapeutic cancer vaccines (“TCV”) and other immune-oncology products.

Results of Operations of the Company Ending December 31, 2020, and 2019.

Revenue. XBH had no revenue for the years ended December 31, 2020, and 2019.

Net Loss.  XBH incurred $686,260 net losses for the years ended December 31, 2020, and no activity for the year ending 2019.

Expenses. XBH Research and development cost for the year ended December 31, 2020, was $501,273.84 and General and administrative expenses were $184,486.16. XBH had no activity during 2019.

Liquidity and Capital Resources

As of December 31, 2020, the Company had total assets of $1,097,930. XBH cash balances as of December 31, 2020, were $559,521. The Company had no positive cash flow from operations since inception. In April of 2020 the majority shareholder of the Company R2T loaned $1,251,000 at no interest, due upon demand.

XBH estimates it would cost approximately minimum $4,983,000 to complete the planned research and development and complete the planned FDA approvals. If such capital does not become available from the proceeds of this offering and other sources, but if XBH raised only 25% or $5,000,000, XBH will be able to continue operations for 2 years since XEME anticipates the additional expenses to be about $2,700,000 in the next year to maintain the minimum clinical trials and the intellectual properties.

XBH believes that if XEME performed the minimal clinical trials, it would increase the probability of getting additional funds from the industry sources. Additionally, the results of the performed clinical trial may open opportunities for XBH to collaborate with other pharmaceutical companies, which in turn, XBH believes, will increase the probabilities higher. However, there can be no assurance that such additional capital or joint venture opportunities will be available.

XBH believes the operational strategy which focuses on running a low overhead operation avail to manage the current operational activities. XBH plans to use the working capital to attend investors’ conferences and tradeshows, participating in road shows to meet with potential investors, traveling to meet with investors and paying professional fees needed to comply with SEC regulations.

The officers will provide daily management, including administration, financial management, production, marketing and sales. XBH will also engage other employees and service organizations to provide services as the need arises. These may include services such as computer systems, sales, marketing, advertising, public relations, cash management, accounting and administration.

Upon the effective date of the offering of which this prospectus is a part, XBH will be subject to certain reporting and other compliance requirements of a Regulation A Tier 2 company. XBH will be subject to certain costs for such compliance which private companies may not choose to make. XBH has identified such costs as being primarily for audits, legal services, filing expenses, financial and reporting controls and shareholder communications and estimate the cost to be approximately between $50,000 to $100,000 annually depending on the number of retail locations XBH has. XBH expects to pay such costs from a combination of cash on hand, the proceeds of this offering and cash generated by revenue from our planned expansion.

There can be no assurance that XEME will be able to successfully complete the research and development and get the FDA approval for our product. XBH believes to control the operating and general and administrative expenses of the operations to be within the cash available from this offering.

Currently, XBH has no written or oral communication from stockholders, directors or any officers to provide XBH any forms of cash advances, loans or sources of liquidity to meet the working capital needs or long-term or short-term financial needs.

Cost of revenue

XBH expects that the cost of revenue will consist primarily of research and development operations and manufacturing and distribution of TCV and other immune-oncology products at XEME, its wholly owned subsidiary.

Research and Development

XEME is a biotech company dedicated to the development of innovative therapeutic cancer vaccines (“TCV”) and other immune-oncology products. From inception, XEME has been involved in research and development (“R&D”) and XEME anticipates similar R&D to continue until it secures the FDA approval for marketing its products. The breakdown below is the R&D expenses occurred in 2020.

2020
R&D
Legal & Outside Services	97,937.45
Payroll Expenses	350,839.39
Laboratory Supplies	52,497.00
$501,273.84

The valuation of R&D when XEME was acquired was given to us by a professional valuation service. The valuation report is attached to the Exhibit 6.

Marketing and sales

XEME will have substantial marketing and sales expenses related to the products it plans to sell.

General and administrative

XBH believes the general and administrative expenses consisting of rent & lease, taxes & licenses and office supplies to be minimal at the current time but anticipate them to increase when XEME begins producing its TCV products.

Off-Balance Sheet Arrangements

XBH has no off-balance sheet arrangements.

Quantitative and Qualitative Disclosures about Market Risk

In the ordinary course of the business, XBH is not exposed to market risk of the sort that may arise from changes in interest rates or foreign currency exchange rates, or that may otherwise arise from transactions in derivatives.

The preparation of financial statements in conformity with GAAP requires the management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The Companies’ significant estimates and assumptions include the fair value of XBH Common Stock, stock-based compensation, the recoverability and useful lives of long-lived assets, and the valuation allowance relating to the Company’s deferred tax assets.

Contingencies

Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Companies, but which will only be resolved when one or more future events occur or fail to occur. The Companies’ management, in consultation with its legal counsel as appropriate, assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Companies or unasserted claims that may result in such proceedings, the Companies, in consultation with legal counsel, evaluates the perceived merits of any legal proceedings or unasserted claims, as well as the perceived merits of the amount of relief sought or expected to be sought therein. If the assessment of a contingency indicates it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Companies’ financial statements. If the assessment indicates a potentially material loss contingency is not probable, but is reasonably possible, or is probable, but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss, if determinable and material, would be disclosed. Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed.

Relaxed Ongoing Reporting Requirements

Upon the completion of this Offering, XBH expects to elect to become a public reporting company under the Exchange Act. If XBH elects to do so, XBH will be required to publicly report on an ongoing basis as an “emerging growth company” (as defined in the Jumpstart Our Business Startups Act of 2012, which XBH refer to as the JOBS Act) under the reporting rules set forth under the Exchange Act. For so long as XBH remain an “emerging growth company”, XBH may take advantage of certain exemptions from various reporting requirements that are applicable to other Exchange Act reporting companies that are not “emerging growth companies”, including but not limited to:

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

●	taking advantage of extensions of time to comply with certain new or revised financial accounting standards;

●	being permitted to comply with reduced disclosure obligations regarding executive compensation in XBH’s periodic reports and proxy statements; and

●	being exempt from the requirement to hold a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

XBH expects to take advantage of these reporting exemptions until XBH is no longer an emerging growth company. XBH would remain an “emerging growth company” for up to five years, although if the market value of the Common Stock that is held by non-affiliates exceeds $700 million as of any May 31 before that time, XBH would cease to be an “emerging growth company” as of the following May 31.

If XBH elects not to become a public reporting company under the Exchange Act, XBH will be required to publicly report on an ongoing basis under the reporting rules set forth in Regulation A for Tier 1 issuers. The ongoing reporting requirements under Regulation A are more relaxed than for “emerging growth companies” under the Exchange Act. The differences include, but are not limited to, being required to file only annual and semiannual reports, rather than annual and quarterly reports. Annual reports are due within 120 calendar days after the end of the issuer’s fiscal year, and semiannual reports are due in 90 calendar days after the end of the first six months of the issuer’s fiscal year.

In either case, XBH will be subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not “emerging growth companies”, and the stockholders could receive less information than they might expect to receive from more mature public companies.

BUSINESS

The following description of the business contains forward-looking statements relating to future events or future financial or operating performance that involve risks and uncertainties, as set forth above under “Special Note Regarding Forward-Looking Statements.” The actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors described in the Annual Report, including those set forth above in the Special Cautionary Note Regarding Forward-Looking Statements or under the heading “Risk Factors” or elsewhere in this Offering Circular.

History

XEME was incorporated in the state of Delaware March 7, 2005. The founders of XEME were Mircea C. Popescu, MD, PhD, Richard J. Robb, PhD, and Larry Kwak, MD, PhD. From 2005 until 2011, XEME operated doing minimal research (sponsored by National Institutes of Health’s Small Business Innovation Research – SBIR Grant). On November 18, 2011, XEME was acquired by Thera Test Laboratories, Inc (the “TTL”) and became a wholly owned subsidiary of TTL. XEME successfully built a manufacturing suite for small volume manufacturing in Monmouth Junction, New Jersey, which supplied personalized TCV for its ongoing CLL “Chronic Lymphocytic Leukemia” cancer trial.

In November 2019, 100% of XEME was acquired by R2T Biopharma Inc.(“R2T”) based in California. Under the new parent company “R2T Biopharma, Inc., XEME focused on re-implementing a cGMP Quality System to assure QC and QA for clinical products and pending sufficient funding the company plans to continue the clinical trial for CLL and to initiate new trials in Follicular Lymphoma and solid tumor indications.

Acqusalut Inc. was incorporated on April 2, 2019 under the laws of the State of Florida. On August 3, 2020, Acqusalut Inc. filed amended Articles of Incorporation with State of Florida and changed its name to XEME Biopharma Holdings Inc. (“XBH”) to coincide with a share exchange agreement with XEME Biopharma Inc. (“XEME”), a corporation incorporated in the State of Delaware, and R2T Biopharma Inc. (“R2T”), a corporation incorporated in the State of California. R2T is the selling stockholders of XEME, whereby R2T acquired the majority shares of XBH in exchange for R2T’s 100% ownership of XEME to XBH.

Innovative Therapeutic Cancer Vaccines

Designated as the “Breakthrough of the Year” by Science magazine in 2013 (Couzin-Frankel, Science, 2013, 342: 1432), Cancer Immunotherapies can be classified as:

A. Passive – using monoclonal antibodies against cancer specific surface antigens (e.g. Trastuzumab/Herceptin against Her-2 / Neu receptor in breast & gastric carcinomas, Rituximab/Rituxan against CD20 in CLL & lymphomas and Cetuximab against epidermal growth factor receptor in colorectal carcinomas). Passive immunotherapies offer improved specificity derived outcomes and higher rates of compliance compared with traditional therapies.

B. Active – based on boosting the anti-tumor immunity by using Immune Check-point agents (e.g. Yervoy, Keytruda and Opdivo), tumor associated antigens (e.g. Provenge / Sipuleucel-T in castration-resistant Prostate cancer), Chimeric Antigen Receptor – T cells (CAR-T), bi-specific antibodies, oncolytic viruses (in situ vaccination, Amgen’s T-Vec) and Therapeutic Cancer Vaccines (TCVs).

Before 2010 investor interest in the field of active innovative therapeutic cancer vaccines (“TCV”) or immunotherapy of cancer (including vaccines) was low. The interest in the field of immuno-oncology received a boost with the FDA approval of active immunotherapeutic products such as “Provenge” (in April 2010) and the demonstration of a business model by Dendreon Inc., as well as the approval of “Yervoy” from Bristol Myers Squibb in March 2011 (“Stocks to watch on Cancer vaccines’ huge financial potential”, Investorplace.com, Nov. 21, 2011 and “The new Immuno-Oncology revolution”, partnering360.com, Jan. 17, 2015).

Given the considerable worldwide cancer disease burden, there remains a clear and pressing need for new therapies. Traditional cancer therapies (surgery, radiation and chemotherapy) often represent a trade-off between levels of low specificity, high toxicity and partial efficacy. Except for those limited situations in which surgery results in complete eradication of cancer activity, traditional treatments do not eliminate residual cancer disease, often resulting in tumor relapse. Active immune therapy treatment (including therapeutic cancer vaccines) boosts individual immunity against tumor specific antigens, offering the advantages of higher specificity, lower toxicity and prolonged activity, all of which can translate into improved survival rates and improved quality of life.

The transparency Market Research (a market intelligence company based in Albany, New York, providing business research reports), estimates that cancer immunotherapy will grow from $37.5 billion in 2015 to $124.88 billion by 2024, a compound annual growth rate (CAGR) of 14.5%. Other forecasts put the size of the potential future immuno-oncology market by 2024 even higher: from $128.3 billion to $152.829 billion (Meticulous Research- a global market research firm based in Maharashtra, India providing research and consulting) to $173 billion (Market Research Engine- based in Deerfield Beach, FL, providing global market research and consulting).

XEME Biopharma Inc.

XEME Biopharma Inc. (“XEME”) is a biotech company dedicated to the development of innovative therapeutic cancer vaccines (“TCV”) and other immune-oncology products. XEME intends that its vaccines and other products to be rapidly produced, easily administered, taking steps to assure outcomes for hematologic and solid tumor indications. XEME’s technology platform for Aggregon® TCV was developed by its Founders during a period when Dr. Popescu and Dr. Robb were employed by Biomira USA, a biotech company located in Cranbury, NJ that was a subsidiary of Biomira Inc. of Edmonton, Canada, and Dr. Kwak was employed at the National Cancer Institute (NCI). The platform was developed under a Cooperative Research and Development Agreement (CRADA) between the NCI and Biomira USA. The intellectual property associated with the technology platform was licensed by XEME from Biomira in two separate Agreements executed in 2005.

XEME’s vaccine (TCV) is an example of active immunotherapy. XEME’s technology platform in TCV will allow it to develop multiple INDs to cover both hematologic and solid tumor vaccine products. While the competitors are larger than XBH and XEME are, and have substantially greater financial resources than XBH do, XBH believes that it will be able to compete in these markets successfully, if additional fund raising is completed as planned. There is no assurance that XBH can get the funding XBH need.

XEME’s vaccine candidates are manufactured using a nanotechnology enabled TCV platform dubbed Aggregon®. In the case of autologous TCV, each vaccine is produced for a single patient from their own tumor cells. The product consists of a multitude of synthetic, microbial-sized, concentric-membranes structures containing the majority of tumor antigens and a powerful cytokine (Interleukin – 2, or “IL-2”) that activates tumor killer cells. The microbe-sized construct stimulates antigen-presenting dendritic cells (DC), which increases the efficiency of an anti-tumor response. The presence of an immune-stimulatory cytokine (IL-2) recruits and expands tumor specific lymphocytes (cytotoxic T cells and natural killer cells). By design, the billions of Aggregon® particles in a milky suspension, inoculated directly and conveniently (subcutaneous) into a patient, ensures focused and sustained delivery of the cancer antigenic repertoire and IL-2 to achieve an optimal long-lived immune response and a decreased chance for metastatic cancer relapse.

Alternatively, tumor antigens derived through synthetic or recombinant technologies, based on DNA sequences derived from individual patient tumor samples (neoantigens) or common tumor antigens, can also be incorporated in the Aggregon® structure. Finally, a third kind of TCV that does not contain tumor antigens has also been tested pre-clinically for in situ vaccination applications, i.e. vaccination upon intra-tumoral (IT) administration of Liposomal IL-2 (Oncolipin-IT; Neville et al., Cytokine, 2001, 16: 239; Neville et al., Cytokine, 2000, 12: 1691).

A multi-lamellar coalescent vesicle (“MLCV”) is formed by interaction of two components: nanovesicles (<30 nanometers) composed of phospholipids or combinations of lipids and a gamma chain cytokine (e.g. IL-2). In the presence of phospholipid nanovesicles the single tryptophan amino acid of IL-2, upon an allosteric modification, becomes inserted in the carbonyl region of the lipid bilayer. This insertion disrupts the nanovesicles such that through aggregation and coalescence they in time form Multilamellar Coalescence Vesicles (MLCV) of microbial dimensions (1 to 5 μm). Importantly, the IL -2 associated with the surface of the MLCV is in the right configuration to bind to the cell surface IL-2 receptor.

An MLCV can be further developed into an Aggregon® by adding various antigens individually or extracted from tumor cells at the beginning of the self-assembling process. An Aggregon® is thus a lipo-protein microscopic structure that captures the antigenic diversity of the tumor, a mini “cancer cell -like” entity that upon administration as a vaccine, is able to function as a slow release delivery system for IL-2 and for the antigens incorporated in its structure.

XBH believes the development cost to be approximately $8,900,000 as follows:

1. clinical trials: $3,960,000

2. direct labor costs: $3,990,000

3. other expenses: $950,000

XBH plans to complete the process of development by 2024.

Clinical Trials and Product Pipeline

Two clinical trials in patients with follicular lymphoma (Phase Ia and Ib) were conducted by Biomira USA (the precursor of XEME) under the auspices of the National Cancer Institute (NCI) of the National Institutes of Health (NIH) for two of its Aggregon®-based products, designated Oncovax and OncoquestTM. The INDs for these products was transferred to XEME Biopharma Inc. after its inception in 2005. The INDs were closed several years later and superseded by a new IND (IND 15639) assigned to XEME. The clinical dossier of XEME products, including past, present and projected trials are summarized below.

Oncovax, Phase Ia trial: This vaccine was tested in ten (10) patients with follicular lymphoma who were in complete remission (CR) as a result of chemotherapy. Based upon the published results of this trial (Neelapu et al., Clin Cancer Res, 2004, 10: 8309), nine (9) patients mounted tumor-specific immune responses following vaccination. Five of nine eligible patients (5/9) who received the Oncovax vaccine remained in a continued complete remission (CR) for at least fifty months. Although one patient relapsed during vaccinations, even in this case the tumor stopped growing and the patient once again entered into a CR. The vaccinations were associated with minor and reversible local side effects (redness, swelling and pain at the site of inoculation), but no serious systemic toxicities were observed.

OncoquestTM, Phase Ib trial: This vaccine was tested in eleven (11) previously untreated or treated patients with advanced stage III and IV follicular lymphoma, large tumor burdens and tumor-induced immunosuppression. As was the case with Oncovax, the product was associated with minor side effects at the site of inoculation, but no serious systemic toxicity or autoimmune responses. Anti-tumor specific immune responses were observed in six of the eleven (6/11) participating patients, indicating the apparent ability of the vaccine to reverse tumor-induced immune suppression. The latter responses were associated with stable disease. In this trial one patient had complete remission post-vaccination (Neelapu et al., Blood, 2007,109: 5160).

OncoquestTM-CLL: In July 2013, XEME Biopharma Inc. obtained from the US Food and Drug Administration (FDA) an Investigational New Drug designation (IND #15639) that allows submission for approval of several clinical protocols for various hematologic malignancies. Currently, a version of XEME’s OncoquestTM product line named OncoquestTM-CLL is in a Phase Ib clinical trial (with “first-in-man” designation by the FDA) for previously untreated, asymptomatic chronic lymphocytic leukemia (CLL) patients. This trial at the Robert H. Lurie Comprehensive Cancer Center, Northwestern University, Chicago, Illinois, under the direction of Principal Investigator Shuo Ma, MD, is active, with 5 patients already treated. Recruitment of additional patients is paused pending funding to cover GMP manufacturing, clinical and regulatory costs.

OncoquestTM-L: IND #15639 will be used to start a Phase II clinical trial of an OncoquestTM autologous vaccine formulation targeted to lymphoma (OncoquestTM-L) in asymptomatic follicular lymphoma patients. The clinical site and Principal Investigator are yet to be determined.

Solid Tumor Clinical Trials: To pursue the development of autologous vaccines for solid tumor cancers, XEME has conducted manufacturing development work using human biopsy samples from ovarian, lung, melanoma, colon, pancreatic and hepatic malignant tumors. Pending adequate funding, the Company plans to write and submit an IND application to the FDA for a Phase I / II clinical trial in platinum resistant and relapsed ovarian cancer patients.

Non-Personalized, Off-the-Shelf Products: In addition to autologous personalized TCV, XEME is capable of developing TCV products having ‘off-the-shelf’ standard biologic characteristics and marketing potential: Oncolipin-IT for ‘in situ’ vaccination by intra-tumoral (IT) inoculation of patients with operable bulky or inoperable solid tumors (pre-clinical animal model phase).

To summarize XEME Biopharma Inc.’s initial pipeline consists of two kinds of therapeutic vaccines (OncoquestTM and Oncolipin) with the OncoquestTM autologous vaccine already being tested in two clinical indications (CLL and FL). XEME plans to test similar therapeutic vaccine candidates in four (4) additional indications.

The Manufacturing Process

XBH believes that the manufacturing process developed by XEME is efficient. A personalized vaccine can be produced in under twenty-four hours and released in the minimum time permitted by FDA’s current Good Manufacturing Practices (cGMP) guidelines. The manufacturing time for competitive products ranges from several days to several weeks. Following manufacturing, the XEME autologous vaccine (OncoquestTM) is frozen and shipped directly to the oncologist or other healthcare provider who supplied the patient’s tumor cells needed for manufacturing. The vaccine is conveniently administered as five subcutaneous injections at one-month intervals. XEME started the process of re-implementing a cGMP and Quality System to assure QC and QA for clinical products. The planned manufacturing suite designed to supply small volume product for the Phase Ib CLL clinical trial could be expanded in the future to accommodate additional clinical trials to meet business growth.

Competition

Competitive companies cover the full range of small to large biotech and large pharmaceutical companies. Competing products and technology are in several instances in advanced clinical testing or already on the market. As a small early-stage company, XEME plans to work continuously to distinguish itself from the competition and develop products with a superior therapeutic window. XEME plans to pursue strategic partnership opportunities with companies in the field that offer complementary products for combinatorial therapy.

Competition for our TCV platform comes from four major groups focused on active specific immunotherapy in the cancer space.

●	TCV based companies
●	CAR-T and NK based companies

●	Dendritic cell-based companies
●	Modified IL-2 based companies

TCV based companies:

Therapeutic cancer vaccines based on conventional immunizations and not involving cell-based methodology has yet to gain FDA approval of even a single product. Companies in this group include those pursuing patient specific, tumor-derived neoantigens as well as standard tumor antigen targets. Amongst these are Cue Biopharma, Gritstone Oncology, Neon Therapeutics, Genocea Biosciences, Neogene Therapeutics, BioNTech, Moderna, Agenus, Advaxis and others. These companies have more advanced programs than XEME and therefore a competitive advantage. However, success by any one of them would validate the approach and spur investor interest in the entire group, including potentially XEME.

CAR-T/NK based companies:

This group is especially problematic because some of the companies have FDA-approved products and have been acquired by large pharmaceutical companies with enormous sales/marketing resources. Included in this group are: Kite Pharma (now owned by Gilead), Juno Therapeutics (now owned by Bristol Myers Squibb), Novartis, Bellicum Pharmaceuticals, Takeda, Adaptimmune, Astellas, Autolos, bluebird bio, BioNTech, Nektar, Affimed and many more. CAR-T cell therapies have been most successful in hematologic tumors, the same group of indications initially targeted by XEME’s TCV program. There is potential for combining XEME’s TCV with a CAR-T (or NK or DC-based) therapy.

Dendritic cell-based companies:

This group was once at the forefront, but after the disappointing market results with Dendreon’s Provenge treatment, the prospects for this platform have diminished. Still, there may be opportunities to combine XEME’s liposome-based TCV with dendritic cells in a strategic partnership that could revive interest. Companies active in this area are: Northwest Bio, Medigene, Argos and others.

Modified IL-2 based companies:

IL-2 plays a dual role in XEME’s TCV, as an integral part of the self-assembling MLCV manufacturing protocol and as a potent stimulator of T cell and NK cell anti-tumor immune responses. Therapeutic use of IL-2, however, has been limited by its short serum half-life and its severe toxicity at high doses. Of late, a renewed interest has emerged in IL-2 using modified forms that improve selectivity of the cytokine and its therapeutic window. Modifying IL-2 to decrease binding to the alpha subunit of the IL-2 receptor is being explored in an attempt to increase its activity in anti-tumor immunity while decreasing its effect on immunosuppressive Treg cells, while increasing alpha subunit binding is being studied as a means of suppressing immune responses associated with autoimmune diseases. Companies in this space include: Nektar (collaborating with Bristol Myers Squibb), Neoleukin, Kymab, Aulos Bioscience, Synthorx (Sanofi-owned) and Amgen. Several of the modified IL-2’s are in mid to late stage clinical trials, often in combination with other approved immunotherapies (for example, checkpoint inhibitor antibodies and tumor antigen vaccines).

Seasonality

XBH do not expect any seasonality in the business.

Litigation

The Company has no current, pending or threatened legal proceedings or administrative actions either by or against the Company issuer that could have a material effect on the issuer’s business, financial condition, or operations and any current, past or pending trading suspensions.

DESCRIPTION OF PROPERTY

Facilities

The office of XBH space for its principal corporate office located at 20 Corporate Park, Suite 400, Irvine, CA 92606. The office of XEME space for its principal corporate office located at 7 Deerpark Dr. Suite M-1, Monmouth Junction, NJ 08855.

Employees

As of September 30, 2021, XBH has 5 full-time employees and 1 part-time employee, including officers and directors.

Legal Proceedings

XBH may from time to time be involved in various claims and legal proceedings of a nature, XBH believes, are normal and incidental to the business. These matters may include product liability, intellectual property, employment, personal injury cause by XBH employees, and other general claims. XBH is not presently a party to any legal proceedings that, in the opinion of the management, is likely to have a material adverse effect on the business. Regardless of outcome, litigation can have an adverse impact on XBH because of defense and settlement costs, diversion of management resources and other factors.

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

 The following table shows the name, position, age, term of the officers and members of XBH board of directors.

Name	Position	Age	Term of office
Gongjin Choi	CEO, Chairman Board of Directors	61	Nov 2019 to present
Chan Joo Jeon	Director	62	July 2021 to present
Bermseok Oh, PhD	Director	61	July 2021 to present
Hyuk Joon Ko	CFO	54	July 2021 to present

The following individuals serve as the executive officers and members of XBH board of directors:

Gongjin Choi, BS & MBA, age 61, Chairman of the Board of Directors

Mr. Choi joined as the Board Chairman of XEME Biopharma Holdings, Inc. in August of 2020. He is an entrepreneur who has been dedicating to develop and implement a nutraceutical solution for the cancer treatment, utilizing conventional treatment with the alternative medicine treatment. Collaborating with a well-known oncologist, he has been successfully developing a few alterative supplements for the cancer patients. From March 2000 to current, Mr. Choi has served as the president & CEO of R2T Biopharma, where Mr. Choi oversees all the company’s operation. R2T Biopharma, Inc. is a nutraceutical manufacturing & marketing company.

Chan Joo Jeon, BS, age 62, Member of the Board of Directors

Mrs. Chun joined as the Member of the Board Director of XEME Biopharma Holdings, Inc. in July of 2021. For the last 10 years, she has been researching and finding oriental and herbal medicines. She is the founder of Pinucle Corporation that provides food specialty testing, genetically modified food testing and professional inspection agency services. She has experience in providing proposal of test method, test system solution and evaluating comparative test for inspection professionals. As a member of the Board of Director, she will manage and monitor all operation field for upcoming business.

Bermseok Oh, age 61, Member of the Boards of Directors

Mr. Oh joined as the Member of the Board of Director of XEME Biopharma Holdings, Inc in July of 2021. He has over 29 years of experience in Biochemistry and Molecular Biology. He earned a Ph. D. degree in Genetics from Rutgers University. Since 2014 he has been the Director of Biomedical Science at a graduate school of Kyung Hee University. His research areas include genome-wide association studies, functional genomics, and gene-environment interactions analysis, and published more than 140 papers. He is a Member of Director Board of The Korean Society of Medical Biochemistry and Molecular Biology since 2004. As a member of the Board of Director, he will be in charge of strategical planning division as a main scientific advisor.

Hyuk Joon Ko, age 54, Chief of Financial Officer

Mr. Ko joined as the Chief Financial Officer of XEME Biopharma Holdings, Inc. in July of 2021. He has been in the accounting and finance industries for more than twenty years. For last 10 years, his main focus has been SEC company audit as a Certified Public Account. In the recent five years, he served as a Director at Kim & Lee LLP, then later acted as a Partner at VAC LLP through February of 2018. Prior to the current position, he was a partner at Benjamin & Young, LLP, and Benjamin & Ko (currently known as Paris, Kreit & Chiu CPA LLP) through June of 2021. He earned Master of Engineering in Financial Engineering from Cornell University and Master of Taxation from University of Denver.

The following table shows the name, position, age, term of the officers and members of XEME board of directors.

Name	Position	Age	Term of office
Mircea C. Popescu, M.D., Ph.D.	CEO/Director	83	2005 to present
Richard J. Robb, Ph.D.	VP of R&D and QC	70	2005 to present
Gongjin Choi	Chairman Board of Directors	61	Nov 2019 to present
Michael E. Shannon, M.D.	Director	74	July 2021 to present

The following individuals serve as the executive officers and members of XEME board of directors:

Mircea C. Popescu, M.D., Ph.D., age 83, Chief Executive Officer, member of the Board of Directors

Dr. Popescu is the CEO and a Director of XEME Biopharma, Inc. founder of XEME in 2005. He is a seasoned biopharma executive having previous direct responsibilities for managing corporate growth, fostering numerous product development collaborations with companies in the United States and elsewhere and supervising clinical trials. He was one of the founders of XEME and has been the Chief Executive Officer of XEME since 2005. He was previously General Manager of Biomira USA where he initiated a productive collaboration on cancer vaccines with NCI/NIH and was President of Oncotherapeutics where he was instrumental in completing one of the first international biotechnology merger transactions (with Biomira of Canada). Dr. Popescu was also a Research Fellow at Wyeth Vaccines, where he developed a novel flu vaccine that was tested in volunteers. He was a Scientific Founder and Executive\ Director of The Liposome Company, one of the premier biotechnology concerns, where he focused on the development of company’s first therapeutic product that reached the market. Dr. Popescu has numerous publications in peer reviewed science journals and is a named inventor on 24 US patents including those supporting XEME’s technology platform.

Richard J. Robb, Ph.D., age 70, Vice President Research & Development and Quality Control.

Dr. Robb was one of the founders of XEME in 2005. He has held a variety of senior managerial positions for Research and Development at large pharmaceutical and biotechnology companies. He has an extensive science managerial experience that comprises preclinical research, product development, toxicology studies, quality control /assurance and organization and monitoring of clinical research. He gained international recognition for his work on Interleukin-2, one of the active ingredients in XEME’s therapeutic vaccines. The international standard for IL-2 quantification is based on his work. Dr. Robb manufactured the first biotechnology-derived IL-2 for use in clinical trials at the National Cancer Institute, a historic event for biotechnology industry. He has published over 80 scientific articles in prestigious journals, reviews and book chapters, was co-inventor on issued US patents and Principal Investigator on National Cancer Institute grants. He was one of the co-founder of XEME and has been the Vice President and Chief Scientific Officer of XEME since 2005.

Gongjin Choi, BS & MBA, age 61, Chairman of the Board of Directors

Mr. Choi joined as the Chairman of the Board Directors of XEME Biopharma, Inc in November of 2019. He began working with XEME in November 2019 and spends 90% of his time on XEME. Mr. Choi has served as the president & CEO of R2T Biopharma, where Mr. Choi also oversees all the company’s operation. R2T Biopharma, Inc. is a nutraceutical manufacturing & marketing company.

Michael E. Shannon, M.A., M.S., M.D., age 74, Member of the Board of Directors

Dr. Shannon is the Member of the Board of Directors of XEME Biopharma Inc. since July of 2021. He specializes in CRO to provide high quality and tailored solutions for conducting XEME clinical trials. He develops regulatory strategies, supports the preparation, and creates clinical development plan with multiple study design option including timelines and budgets. Mr. Shannon earned a M.D. in Medicine at Queen’s University, earned a Master of Science in Neurophysiology in York University, and a Master of Arts in Physiological Psychology at Carleton University. He has numerous publications in peer reviewed science journals. Since 2008 he has been overseeing an international research and development initiative involving novel zone-based sterilization technology from critical medical treatment areas. Prior to this transition, since 2019 he is the Chief Scientist and Medical Advisor providing both clinical and medical science oversight for a new Canadian initiative technology as a potential carrier for a broad range of vaccine antigens, which has been recognized by the US FDA with recommendations for US financial support.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information concerning the annual and long-term compensation of the Chief Executive Officer, and the executive officers for services rendered in all capacities to us. The listed individuals shall hereinafter be referred to as the “Named Executive Officers.” Currently, the Company has employment agreements with Mircea C. Popescu MD, PhD and Richard Robb, PhD, which do not have any extraordinary clauses but contain a fair compensation package. XBH does not have employment agreements with any of the other Directors or Officers. Compensation for the future will be determined when and if additional funding is obtained.

Summary Compensation Table – Officers

XEME Biopharma Holdings Inc.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name and principal position		Salary	Bonus	Stock Awards	Option Awards	Non-equity Incentive plan compensation	Change in Pension Value and Nonqualified deferred compensation	All other Compensation	Total
	Year	($)	($)	($)	($)	($)	($)	($)	($)
Gongjin Choi Chairman	2020	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Hyuk Joon Ko CFO	2021	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-

Director Compensation Table

XEME Biopharma Holdings Inc.

(a)	(b)	(c)	(e)	(f)	(g)	(h)	(i)	(j)
Name and principal position		Fees earned or paid in cash	Stock Awards	Option Awards	Non-Equity Incentive plan compensation	Change in Pension Value and Nonqualified deferred compensation	All other Compensation	Total
	Year	($)	($)	($)	($)	($)	($)	($)
Gongjin Choi Chairman	2020	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Chan Joo Jeon Director	2021	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Bermseok Oh Director	2021	-0-	-0-	-0-	-0-	-0-	-0-	-0-

Summary Compensation Table – Officers

XEME Biopharma Inc.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name and principal position		Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive plan compensation	Change in Pension Value and Nonqualified deferred compensation	All other Compensation	Total
	Year	($)	($)	($)	($)	($)	($)	($)	($)
Mircea C. Popescu MD, PhD CEO	2020	162,000	-0-	-0-	-0-	-0-	-0-	-0-	162,000
Richard Robb PhD VP R&D	2020	160,500	-0-	-0-	-0-	-0-	-0-	-0-	160,500
Gongjin Choi Chairman	2020	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-

Director Compensation Table

XEME Biopharma Inc.

(a)	(b)	(c)	(e)	(f)	(g)	(h)	(i)	(j)
Name and principal position		Fees earned or paid in cash	Stock Awards	Option Awards	Non- equity Incentive plan compensation	Change in Pension Value and Nonqualified deferred compensation	All other Compensation	Total
	Year	($)	($)	($)	($)	($)	($)	($)
Michael E. Shannon MD Director	2021	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Gongjin Choi Chairman	2020	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Mircea C. Popescu MD, PhD CEO	2020	-0-	-0-	-0-	-0-	-0-	-0-	-0-

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

During the current fiscal year or any currently proposed transaction, there is no transaction involving XBH, in which the amount involved exceeds the lesser of $120,000 or one percent of the average of XBH’s total assets at year-end for its last three fiscal years.

Disclosure of Conflicts of Interest

There are no conflicts of interest between XBH and any of its officers or directors.

Stock Options

XBH has no stock option plan.

Indemnification Agreements

XBH has entered into indemnification agreements with each of the directors, executive officers and other key employees. The indemnification agreements and XBH amended and restated By-Laws will require to indemnify the directors to the fullest extent permitted by Florida law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the Securities Act), may be permitted to directors, executive officers or persons controlling us, XBH have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The Florida Business Corporation Act permits, but does not require, corporations to indemnify a director, officer or control person of the corporation for any liability asserted against her and liability and expenses incurred by her in her capacity as a director, officer, employee or agent, or arising out of her status as such, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, unless the articles of incorporation provide otherwise, whether or not the corporation has provided for indemnification in its articles of incorporation. The articles of incorporation have no separate provision for indemnification of directors, officers, or control persons.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the company pursuant to the foregoing provisions, XBH have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

RECENT SALES OF UNREGISTERED SECURITIES

The following are all issuances of securities by the Company since its formation in April 2019, which were not registered under the Securities Act. In each of these issuances the recipient represented that he or she was acquiring the shares for investment purposes only, and not with a view towards distribution or resale except in compliance with applicable securities laws. No general solicitation or advertising was used in connection with any transaction, and the certificate evidencing the securities that were issued contained a legend restricting their transferability absent registration under the Securities Act or the availability of an applicable exemption there from. Unless specifically set forth below, no underwriter participated in the transaction and no commissions were paid in connection with the transactions.

The shares of XBH Common Stock were issued pursuant to an exemption from registration in Section 4(a)(2) of the Securities Act of 1933. These shares of XBH Common Stock qualified for exemption under Section 4(a)(2) of the Securities Act of 1933 since the issuance of shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(a)(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. XBH did not undertake an offering in which XBH sold a high number of shares to a high number of investors. In addition, these shareholders had necessary investment intent as required by Section 4(a)(2) since they agreed to receive share certificates bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” All shareholders are “sophisticated investors” and are family members, friends or business acquaintances of XBH officers and directors. Based on an analysis of the above factors, XBH believes it has met the requirements to qualify for exemption under section 4(a)(2) of the Securities Act of 1933 for this transaction.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table sets forth certain information known to us regarding beneficial ownership of XBH capital stock as of July 15, 2021, for (i) all executive officers and directors as a group and (ii) each person, or group of affiliated persons, known by us to be the beneficial owner of more than ten percent (10%) of XBH capital stock. The percentage of beneficial ownership in the table below is based on 954,591,800 shares of Common Stock deemed to be outstanding as of September 30, 2021.

Name	Number of Shares of Class A Common Stock Beneficially Owned	Percent of Class A Common Stock Owned	Number of Shares of Class B Common Stock Beneficially Owned(1)	Percent of Class B Common Stock Owned(1)	Voting Control by Officers & Directors	Percent of Voting Control by Officers & Directors (1)
Officers and Directors

Gongjin Choi (1) Chairman of the Board of Directors, Chief Executive Officer	0	0.00%		0.00%		0.00%

Chan Joo Jeon Director	0	0.00%		0.00%		0.00%

Bermseok Oh Director	0	0.00%				0.00%

All Directors and Officers as a Group (4 persons)	0	0.00%		0.00%		0.00%

10% Holders

R2T Biopharma Inc.	847,770,374	92.69%	40,000,000	100.00%	1,247,770,374	94.92%

All Directors, Officers and 10% Holders as a Group (5 persons)	847,770,374	92.69%	40,000,000	100.00%	1,247,770,374	94.92%

(1)	The 40,000,000 shares of class B Common Stock beneficially owned by R2T Biopharma Inc., have 400,000,000 in total votes due to class B shares having 10 votes for each share. In addition, R2T own 847,770,374 Class A common shares. Mr. Gongjin Choi the Chairman of the Board owns 100% of R2T Biopharma Inc.

The following table sets forth certain information known to us regarding beneficial ownership of the capital stock as of September 30, 2021 for (i) all executive officers and directors as a group and (ii) each person, or group of affiliated persons, known by us to be the beneficial owner of more than five percent (5%) of the capital stock. The percentage of beneficial ownership in the table below is based on 914,591,800 shares of Common Stock deemed to be outstanding as of September 30, 2021.

Name	Number of Shares of Class A Common Stock Beneficially Owned	Percent of Class A Common Stock Owned	Number of Shares of Class B Common Stock Beneficially Owned(1)	Percent of Class B Common Stock Owned (1)	Voting Control by Officers & Directors	Percent of Voting Control by Officers & Directors (1)
Officers and Directors

Gongjin Choi (1) Chairman of the Board of Directors, Chief Executive Officer	0	0.00%		0.00%		0.00%

Chan Joo Jeon Director	0	0.00%		0.00		0.00%

Bermseok Oh Director	0	0.00%				0.00%

All Directors and Officers as a Group (4 persons)	0	0.00%		0.00%		0.00%

5% Holders

R2T Biopharma Inc.	847,770,374	92.69%	40,000,000	100.00%	1,247,770,374	94.92%

All Directors, Officers and 5% Holders as a Group (5 persons)	847,770,374	92.69%	40,000,000	100.00%	1,247,770,374	94.92%

(1)	The 40,000,000 shares of class B Common Stock beneficially owned by R2T Biopharma Inc., have 400,000,000 in total votes due to class B shares having 10 votes for each share. In addition, R2T own 847,770,374 Class A common shares. Mr. Gongjin Choi the Chairman of the Board owns 100% of R2T Biopharma Inc.

Review, Approval or Ratification of Transactions with Related Parties

XBH has adopted a related-party transactions policy under which the executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of the Common Stock, and any members of the immediate family of any of the foregoing persons are not permitted to enter into a related-party transaction with XBH without the consent of XBH Board of Directors.

Disclosure of Conflicts of Interest

There are no conflicts of interest between XBH and any of its officers or directors.

Employment Agreements

XEME has employment agreements with Mircea C. Popescu, MD, PhD and Richard Robb, PhD, that do not contain any extraordinary clause but just a fair compensation package. We have attached those agreements as exhibits. XBH does not have employment agreements with any of the other Directors or Officers.

Legal/Disciplinary History

None of the Companies’ Officers or Directors have been the subject of any criminal proceeding or named as a defendant in a pending criminal proceeding (excluding traffic violations and other minor offenses);

None of the Companies’ Officers or Directors have been the subject of any entry of an order, judgment, or decree, not subsequently reversed, suspended or vacated, by a court of competent jurisdiction that permanently or temporarily enjoined, barred, suspended or otherwise limited such person’s involvement in any type of business, securities, commodities, or banking activities;

None of the Companies’ Officers or Directors have been the subject of any finding or judgment by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission, the Commodity Futures Trading Commission, or a state securities regulator of a violation of federal or state securities or commodities law, which finding or judgment has not been reversed, suspended, or vacated; or

None of the Companies’ Officers or Directors has been the subject of any entry of an order by a self-regulatory organization that permanently or temporarily barred, suspended or otherwise limited such person’s involvement in any type of business or securities activities.

Board Composition

XBH’s Board of Directors currently consists of three persons. Each director of XBH serves until the next annual meeting of stockholders and until his or her successor is elected and duly qualified, or until his or her earlier death, resignation or removal. The XBH Board is authorized to appoint persons to the offices of Chairman of the Board of Directors, President, Chief Executive Officer, one or more vice presidents, a Treasurer or Chief Financial Officer and a Secretary and such other offices as may be determined by the Board.

XBH has no formal policy regarding Board diversity. In selecting Board candidates, XBH seeks individuals who will further the interests of the stockholders through an established record of professional accomplishment, the ability to contribute positively to the XBH collaborative culture, knowledge of the business and understanding of the prospective markets.

Board Leadership Structure and Risk Oversight

The Board of Directors oversees the business and considers the risks associated with the business strategy and decisions. The Board currently implements its risk oversight function as a whole. Each of the Board committees when established will also provide risk oversight in respect of its areas of concentration and reports material risks to the Board for further consideration.

Code of Business Conduct and Ethics

XBH have adopted a written code of business conduct and ethics that applies to the directors, officers and employees, including the principal executive officer, principal financial officer and principal accounting officer or controller, or persons performing similar functions. XBH will post on the website a current copy of the code and all disclosures that are required by law or market rules in regard to any amendments to, or waivers from, any provision of the code.

DESCRIPTION OF SECURITIES

General

XBH is authorized to issue an aggregate number of 3,000,000,000 shares of capital stock, of which (i) 2,400,000,000 shares are Class A Common Stock, no par value per share; (ii) 200,000,000 shares are Class B Common Stock, no par value per share; and (iii) 400,000,000 shares of preferred stock, no par value per share.

Class A Common Stock

XBH is authorized to issue 2,400,000,000 shares of Common Stock. As of September 30, 2021, 914,591,800 shares of Class A Common Stock are issued and outstanding. Each share of Common Stock shall have one (1) vote per share for all purposes. XBH Common Stock does not provide a preemptive or conversion right and there are no redemption or sinking fund provisions or rights. Holders of the Common Stock are not entitled to cumulative voting for election of XBH’s Board of Directors.

The holders of XBH Common Stock are entitled to dividends out of funds legally available when and as declared by the Board of Directors. The Board of Directors has never declared a dividend and does not anticipate declaring a dividend in the foreseeable future.

Class B Common Stock

XBH is authorized to issue 200,000,000 shares of Class B Common Stock. As of September 30, 2021, 40,000,000 shares of Class B Common Stock are issued and outstanding. Each share of Class B Common Stock shall entitle the holder to ten (10) votes for each one vote per share of the Common Stock, and with respect to that vote, shall be entitled to notice of any stockholders’ meeting in accordance with XBH’s bylaws, and shall be entitled to vote, together as a single class with the holders of Common Stock with respect to any question or matter upon which the holders of Common Stock have the right to vote. Class B Common Stock shall also entitle a holder to vote as a separate class as set forth in the Company’s bylaws.

The holders of the Class B Common Stock are entitled to dividends out of funds legally available when and as declared by the XBH Board of Directors at the same rate per share as the Common Stock. The Board of Directors have never declared a dividend and do not anticipate declaring a dividend in the foreseeable future.

Each share of Class B Common Stock is convertible into one (1) share of Common Stock, subject to adjustment, at any time at the option of the holder.

All outstanding shares of Class B Common Stock are duly authorized, validly issued, fully paid and non-assessable. So long as any shares of Class B Common Stock are outstanding, XBH has agreed not to take the following actions without the prior written consent of the holders of at least a majority of the voting power of the then outstanding Class B Common Stock:

●	sell, convey or otherwise dispose of or encumber all or substantially all of the assets, or merger with or consolidate with another corporation ,other than the wholly-owned subsidiary, or effect any transaction or series of transactions in which more than 50% of the voting power of the company is transferred or disposed of;

●	alter or changes any of the rights of the Class B Common Stock or increase or decrease the number of shares authorized;

●	authorize or obligate XBH to authorize any other equity security or security which is convertible or exercisable into an equity security of XBH which has rights, preferences or privileges which are superior to, on a parity with or similar to the Class B Common Stock;

●	redeem or repurchase any of the securities;

●	amend the articles of incorporation; or

●	change the authorized number of the board of directors.

Preferred Stock

XBH is authorized to issue up to 400,000,000 shares of preferred stock, no par value per share, none or more classes or series within a class as may be determined by the Board of Directors, who may establish, from time to time, the number of shares to be included in each class or series, may fix the designation, powers, preferences and rights of the shares of each such class or series and any qualifications, limitations or restrictions thereof. Any preferred stock issued by the board of directors may rank senior to other existing classes of capital stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up of us, or both. Moreover, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, under certain circumstances, the issuance of preferred stock or the existence of the unissued preferred stock might tend to discourage or render more difficult a merger or other change of control. Currently, no shares of XBH preferred stock have been designated any rights and XBH has no shares of preferred stock issued and outstanding.

Warrants

There are no outstanding warrants to purchase the securities.

Options

There are no outstanding options to purchase the securities.

Transfer Agent and Registrar

XBH currently does not have a transfer agent.

DIVIDEND POLICY

XBH has never declared or paid cash dividends on the capital stock. XBH currently intend to retain any future earnings for use in the operation of the business and does not intend to declare or pay any cash dividends in the foreseeable future. Any further determination to pay dividends on XBH’s capital stock will be at the discretion of the Board of Directors, subject to applicable laws, and will depend on XBH’s financial condition, results of operations, capital requirements, general business conditions, and other factors that the Board of Directors considers relevant.

SECURITIES OFFERED

Current Offering

XEME Biopharma Holdings Inc. (“XBH”) is offering up to 100,000,000 total of Securities, consisting of class A Common Stock, no par value per share (the “Common Stock” or collectively the “Securities”).

LEGAL MATTERS

Certain legal matters with respect to the shares of Common Stock offered hereby will be passed upon by Law Office of Clifford J. Hunt, P.A.

EXPERTS

XEME financial statements as of December 31, 2020, and for the year ended December 31, 2020, and as of December 31, 2019, and for the year ended December 31, 2019 included in this prospectus have been audited by Paris, Kreit & Chiu CPA LLP (formerly known as Benjamin & Ko), independent registered public accounting firm, as indicated in their report with respect thereto, and have been so included in reliance upon the report of such firm given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

XBH has filed with the SEC a Regulation A Offering Statement on Form 1-A under the Securities Act with respect to the shares of Common Stock offered hereby. This Offering Circular, which constitutes a part of the Offering Statement, does not contain all of the information set forth in the Offering Statement or the exhibits and schedules filed therewith. For further information about XBH and the Common Stock offered hereby, XBH refers you to the Offering Statement and the exhibits and schedules filed therewith. Statements contained in this Offering Circular regarding the contents of any contract or other document that is filed as an exhibit to the Offering Statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the Offering Statement. Upon the completion of this Offering, XBH will be required to file periodic reports, proxy statements, and other information with the SEC pursuant to the Securities Exchange Act of 1934. You may read and copy this information at the SEC’s Public Reference Room, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, including us, that file electronically with the SEC. The address of this site is www.sec.gov.

PART III—EXHIBITS

Exhibit No.	Description	Filed with

2A	Articles of Incorporation of Acqusalut Inc.	Form 1-A offering statement on May 7, 2019

2A.1	Amended Articles of Incorporation of XEME Biopharma Holdings Inc.	Form 1-U filed on August 7, 2020

2A.2	Articles of Incorporation of XEME Biopharma Inc. & Amendments to AOC	Form 1-U filed on August 7, 2020

2B	Bylaws of Acqusalut Inc.	Form 1-A offering statement on May 7, 2019

2B.1	Bylaws of XEME Biopharma Inc.	Form 1-U filed on August 7, 2020

3	Employment Agreement – M. Popescue	Form 1-A offering statement on September 30, 2021

3.1	Employment Agreement – R. Robb	Form 1-A offering statement on September 30, 2021

4	Amended Subscription Agreement-XBH	Form 1-A offering statement on September 30, 2021
4.1	Share Exchange Agreement between Xeme Biopharma Holdings Inc. & XEME & R2T Biopharma Inc.	Form 1-U filed on August 7, 2020

5	Code of Business Conduct and Ethics	Form 1-A offering statement on May 7, 2019

6	Xeme Biopharma Valuation Report	Form 1-A offering statement on September 30, 2021

6.1	Semi-Annual Report	Form 1-SA Filed on December 22, 2021

7	Opinion Letter of Law Offices of Clifford J. Hunt	Form 1-A offering statement on September 30, 2021

8	Consent Letter of Paris, Kreit & Chiu CPA LLP (formerly known as Benjamin & Ko)	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the State of Florida on December 22, 2021.

XEME Biopharma Holdings Inc.

By:	/s/ Gongjin Choi
Name: Gongjin Choi
Title: Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Gongjin Choi, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, and hereby grants to such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Name and Title	Date
/s/Gongjin Choi	Gongjin Choi Chief Executive Officer (CEO), Chairman of the Board of Directors, Chief Principal Officer	December 22, 2021

/s/Chanjoo Jeon	Chan Joo Jeon, Director	December 22, 2021

/s/ Bermseok Oh	Bermseok Oh, Director	December 22, 2021

AUDITED CONSOLIDATED FINANCIAL STATEMENTS

for the Years Ended December 31, 2020 and December 31, 2019

XEME Biopharma Holdings Inc.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and

Stockholders of XEME Biopharma Holdings, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of XEME Biopharma Holdings, Inc and subsidiary (the “Company”) as of December 31, 2020 and 2019, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2020, and the related notes (collectively referred to as the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

●	Debt to related party

Critical Audit Matter Description

As discussed in Notes 2 to the consolidated financial statements, the Company borrowed approximately $1.25 million from a related party, R2T Biopharma, Inc. with zero interest rate. Accordingly, the Company recognized a current liability based on maturity date. The Company did not accrue interest as the debt is non-interest bearing.

How the Critical Audit Matter was Addressed in the Audit

The following are the primary procedures we performed to address this critical audit matter. We inquired of financial and operational personnel of the Company and inspected supporting documents to identify cash received amount and interest rate. We evaluated the Company’s debt to related party as follows:

o	reading the underlying contracts and related amendments to obtain an understanding of the contractual requirements and related performance obligations,

o	considering interest incurred to-date,

o	performing alternative procedures to confirm cash receipt,

o	evaluating the Company’s assessment of current portion and non-current portion of debt.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company’s significant operating losses raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Correction of a misstatement

As discussed in Note 13 to the consolidated financial statements, the 2020 consolidated financial statements have been restated to correct misstatements.

Paris, Kreit & Chiu CPA LLP

(formerly known as Benjamin & Ko)

New York, NY

April 30, 2021, except for those items affected by the restatement discussed in Note 13, which are dated September 29, 2021

XEME Biopharma Holdings Inc.

Consolidated Balance Sheets

As of December 31,	2020	2019

ASSETS

Current Assets:
Cash	$559,521	$—
Prepaid expense and other current assets	2,477	—
Total current assets	561,998	—

Non-current Assets:
Intangible assets, net	446,500	—
Property and equipment, net	89,432	—
Total non-current assets	535,932	—

Total assets	$1,097,930	$—

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current Liabilities:
Accounts payable	$13,116	$—
Due to related party	1,251,000	—
Other current liabilities	13,437	—
Total current liabilities	1,277,553	—

Other liabilities	6,637	—
Total non-current liabilities	6,637	—

Total liabilities	1,284,190	—

Commitments and contingencies

Stockholders’ Equity (deficit):

Class A Common stock, no par value; 2,400,000,000 and 900,000,000 shares authorized, respectively; 914,591,800 and 0 shares issued and outstanding, respectively	478,837	—
Class B Common stock, no par value; 200,000,000 and 70,000,000 shares authorized, respectively; 40,000,000 and 0 shares issued and outstanding, respectively	21,163	—
Subscription receivables	—	(500,000)
Common stock issuable	—	500,000
Additional paid-in capital	—	—
Accumulated deficit	(686,260)	—
Total stockholders’ equity (deficit)	(186,260)	—

Total liabilities and stockholders’ equity	$1,097,930	$—

See accompanying notes to consolidated financial statements.

XEME Biopharma Holdings Inc.

Consolidated Statements of Operations

Years Ended December 31,	2020	2019

Operating expenses:
Research and development	501,274	—
General and administrative	184,486	—
Total operating expenses	685,760	—

Loss from operations	(685,760)	—

Income tax provision	500	—

Net loss	$(686,260)	$—

Earnings (loss) per share:
Basic and diluted	$(0.00)	$—

Weighted average number of common shares outstanding:
Basic and diluted	381,705,954	—

 See accompanying notes to consolidated financial statements.

XEME Biopharma Holdings Inc.

Consolidated Statements of Stockholders’ Equity

	Common Stock A		Common Stock B		Subscription	Common Stock	Additional Paid-in	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Receivables	Issuable	Capital	Deficit	Equity (Deficit)

Balance - December 31, 2018	—	$—	—	$—	$—	$—	$—	$—	$—

Subscription receivables	—	25,000	—	—	(500,000)	—	475,000	—	—

Common stock issuable	—	(25,000)	—	—	—	500,000	(475,000)	—	—

Net loss	—	—	—	—	—	—	—	—	—

Balance - December 31, 2019	—	$—	—	$—	$(500,000)	$500,000	—	$—	$—

Subscription receivables	—	—	—	—	500,000	—	—	—	500,000

Common stock issuable	—	—	—	—	—	(500,000)	—	—	(500,000)

Issuance of stock	914,591,800	478,837	40,000,000	21,163	—	—	—	—	500,000

Net loss	—	—	—	—	—	—	—	(686,260)	(686,260)

Balance - December 31, 2020	914,591,800	$478,837	40,000,000	$21,163	$—	$—	$—	$(686,260)	$(186,260)

See accompanying notes to consolidated financial statements.

XEME Biopharma Holdings Inc.

Consolidated Statements of Cash Flows

Years Ended December 31,	2020	2019

Cash flows from operating activities:
Net loss	$(686.260)	$—

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	8,237	—
Amortization	23,500	—
Changes in assets and liabilities:
Prepaid expense	(2,477)	—
Other current liabilities	13,437	—
Accounts payable	13,116	—
Other liabilities	6,637	—
Net cash used in operating activities	(623,810)	—

Cash flows from investing activities:
Purchases of property and equipment	(67,669)	—
Net cash used in investing activities	(67,669)	—

Cash flows from financing activities:
Proceeds from due to related party	1,251,000	—
Net cash provided by financing activities	1,251,000	—

Net increase in cash	559,521	—

Cash – beginning of period	—	—

Cash – end of period	$559,521	$—

Supplemental disclosures of cash flow information Cash paid during the period for:
Interest	$—	$—
Income taxes	$—	$—

Disclosures of non-cash activities under investing and financing activities:
Purchases of property and equipment	$(30,000)	$—
Purchases of intangible	$(470,000)	$—
	$(500,000)	$—

See accompanying notes to consolidated financial statements.

XEME Biopharma Holdings Inc.

Notes to Consolidated Financial Statements

December 31, 2020

1.	PRESENTATION AND NATURE OF OPERATIONS

Xeme Biopharma Holdings Inc. (“XBH”) was incorporated on April 2, 2019 under the laws of the State of Florida, with the name of Acqusalut, Inc. On August 3, 2020 XBH filed an amended Articles of Incorporation with State of Florida and changed its name to XEME Biopharma Holdings Inc. XBH entered into a share exchange agreement with R2T Biopharma Inc. (“R2T”), a corporation incorporated in the State of California and XEME Biopharma Inc. (“XEME”), a subsidiary of R2T, incorporated in the State of Delaware.

Through the share exchange execution, R2T acquired the majority shares of XBH and XEME became the wholly owned subsidiary of XBH.

XEME was incorporated in 2005 as a Delaware Corporation located in New Jersey. XEME is a clinical stage biotechnology company dedicated to the development of innovative Therapeutic Cancer Vaccines (TCV) and other active immuno-oncology products. XEME intends to develop vaccines and other products that are rapidly produced, easily administered, taking steps to assure outcomes for hematologic and solid tumor indications. As such, XEME’s products have the potential to be offered at a much lower cost than competitive products.

XEME is developing proprietary vaccine-based immunotherapies for cancer through its novel, nanotechnology enabled Aggregon® platform. Pre-clinical proof of concept and two Phase I clinical trials (Phase Ia and Phase Ib) were successfully completed in follicular lymphoma (Oncoquest™-L). These clinical trials showed no systemic toxicity, but have shown a strong anti-cancer immune response and preliminary efficacy with only minor reactions at the site of injection. Based on these results, XEME is currently seeking investments to continue its clinical program and expand its intellectual property: A. Complete the ongoing Phase I CLL trial; B. Complete a Phase II trial in Follicular lymphoma; C. Initiate a Phase I / II clinical trial in Ovarian Cancer; D. Complete a pre-clinical study in an animal model of colorectal cancer and initiate a Phase I / II clinical trial in patients with metastatic Colorectal Cancer; E. Complete research and development for a Prostate Cancer vaccine and F. Generate new intellectual property.

XBH entered into the following agreements, which are critical to the XBH’s business as a holding company:

●	Share Exchange Agreement

On August 3, 2020, XBH executed a share exchange agreement with XEME Biopharma Inc., a corporation incorporated in the State of Delaware (“XEME”) and the selling stockholders of XEME, R2T Biopharma Inc., a corporation incorporated in the State of California (“R2T”). Through this agreement R2T took over the majority shares of XBH in exchange for transferring 100% ownership of XEME to XBH. In order to execute the share exchange agreement XBH issued 40,000,000 Class B shares and 914,591,800 Class A shares to R2T.

XEME entered into the following agreements, which are critical to the XEME’s business and operations:

●	Stock Purchase Agreement

XEME was acquired by R2T Biopharma, Inc. from Thera Test Laboratories, Inc. (“TTL”) with the following terms and conditions, which was closed on March 17, 2020.

●	Authorized share: 25,000,000

●	Purchase price: $500,000

●	Release of key research employees: Dr. Larry Kwak (Founder, former Chairman Scientific Advisory Board), Dr. Richard Robb (Founder, former Vice President Research, Development, and Quality Assurance), Dr. Mircea Popescu (Founder, President and CEO)

1.	PRESENTATION AND NATURE OF OPERATIONS (continued)

●	Stock Purchase Agreement (continued)

●	Clinical Trials: XEME has obtained from FDA the IND #15639 that will allow submission for approval of several clinical protocols for various hematologic and solid tumors. Currently, Oncoquest-CLL (Protocol No. X12-11008) is in a Phase 1b clinical trial for treatment–naive patients and Oncoquest-L (Protocol No. X13-21008) is in a Phase III or IV with previously untreated.

●	Property and equipment: XEME has property and equipment assets, but XEME recognize only two assets (Waters HPLC system and Spectrophotometer) since the rest of property and equipment were obsolete as of the close date of the purchase.

●	IND assignment document

XEME received the official document from Food and Drug Administration to assign Investigational New Drug Application (IND) number on July 19, 2013.

●	XEME has obtained IND #15639 from the FDA, which will allow submission for approval of several clinical protocols for various hematologic malignancies and solid tumor indications.

●	IND can be used for the development of innovative Therapeutic Cancer Vaccines (TCV), which are manufactured using a nanotechnology enabled TCV platform (Aggregon®).

●	Shareholder Exchange Agreement

On August 3, 2020, XEME entered into the shareholder exchange agreement. After the execution of the agreement XEME became the wholly owned subsidiary of XBH.

●	Going Concern

In accordance with the requirements of ASU 2014-15, Presentation of Financial Statements – Going Concern, the Company has prepared its consolidated financial statements on a going concern basis. Management has evaluated whether conditions exist that raise substantial doubt about the entity’s ability to continue as a going concern.

XBH consolidated financial statements as of and for the year ended December 31, 2020 show a cumulative loss of $686,260. XBH consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States, which contemplate that XBH will continue to operate as a going concern. XBH consolidated financial statements do not contain any adjustments that might result if XBH is unable to continue as a going concern. XBH’s ability to continue as a going concern will be determined by the ability to complete this offering enabling XBH to fund for expansion plans and realize the business objectives. In addition, XBH has incurred a net loss and negative operating cash flows since inception to date of this report and expects to incur losses in future periods as XBH continues to increase the expenses in order to grow the business. If XBH is unable to obtain adequate funding from this proposed offering or in the future, or if XBH is unable to grow the revenue substantially to achieve and sustain profitability, XBH may not be able to continue as a going concern. These conditions raise substantial doubt about whether the Company will be able to continue as a going concern within one year after the consolidated financial statements were available to be issued.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies of the Company is presented to assist in understanding the Company’s consolidated financial statements.

Basis of Presentation and Consolidation

These accounting and reporting policies conform to generally accepted accounting principles in the United States of America (“GAAP”) and have been consistently applied in the preparing the Firm’s financial statements. All subsidiaries have been consolidated and any intercompany transactions have been eliminated.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Significant estimates include, but are not limited to, the estimated useful lives of property and equipment, and intangible assets. Actual results could materially differ from those estimates.

Advertising Costs

The Company expenses advertising costs as incurred. For the years ended December 31, 2020 and 2019, advertising expense totaled $0 and $0, respectively.

Research and Development

Research and development costs are expensed as incurred. Research and development costs include travel, payroll, and other general expenses specific to research and development activities. For the year ended December 31, 2020 and 2019, research and development cost totaled $501,274 and $0, respectively.

Property and Equipment

Property and equipment consist of machinery and equipment are stated at cost. Property and equipment that are purchased through asset purchase are recorded at fair value. Depreciation of property and equipment is provided using the straight-line method over the estimated useful lives of the assets (5-10 year).

Impairment of Long-lived Assets

In accordance with ASC 360, “Property, Plant, and Equipment,” the Company reviews for impairment of long-lived assets and certain identifiable intangibles whenever events or circumstances indicate that the carrying amount of assets may not be recoverable.  The Company considers the carrying value of assets may not be recoverable based upon our review of the following events or changes in circumstances:

●	the asset’s ability to continue to generate income from operations and positive cash flow in future periods;

●	loss of legal ownership or title to the assets;

●	significant changes in our strategic business objectives and utilization of the asset; or

●	significant negative industry or economic trends.

An impairment loss would be recognized when estimated future cash flows expected to result from the use of the asset are less than its carrying amount.

As of December 31, 2020, the Company was not aware of any events or changes in circumstances that would indicate that the long-lived assets are impaired.

Income Taxes

The Company has elected to be taxed as a C-Corporation.

Certain transactions of the Company are subject to accounting methods for income tax purposes which differ from the accounting methods used in preparing the financial statements. Accordingly, the net income of the Company reported for federal income tax purposes may differ from the net income reported in these financial statements. The major differences relate to accounting for depreciation and amortization on property and equipment, and intangible assets.

The Company has adopted ASC 740-10-25, which provides criteria for the recognition, measurement, presentation and disclosure of uncertain tax position. The Company must recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate resolution. The Company did not recognize additional liabilities for uncertain tax positions as a result of the implementation of ASC 740-10-25 for the year ended December 31, 2020.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Recent accounting pronouncement

FASB ASU 2016-02 “Leases (Topic 842)” – In February 2016, the FASB issued ASU 2016-02, which will require lessees to recognize almost all leases on their balance sheet as a right-of-use asset and a lease liability.  For income statement purposes, the FASB retained a dual model, requiring leases to be classified as either operating or finance.  Classification will be based on criteria that are largely similar to those applied in current lease accounting, but without explicit bright lines.  Lessor accounting is similar to the current model but updated to align with certain changes to the lessee model and the new revenue recognition standard. This ASU is effective for fiscal year beginning after December 15, 2019, including interim periods within those fiscal year beginning after December 15, 2020. Such adoption had no material impact on the Company’s financial statements, given that the noncancelable term of the Company’s current lease is less than 12 months.

FASB ASU 2016-15 “Statement of Cash Flows (Topic 230)” – In August 2016, the FASB issued 2016-15.  Stakeholders indicated that there is a diversity in practice in how certain cash receipts and cash payments are presented and classified in the statement of cash flows.  ASU 2016-15 addresses eight specific cash flow issues with the objective of reducing the existing diversity in practice.  This ASU is effective for annual reporting periods beginning after December 15, 2018, and interim periods within those fiscal year beginning after December 15, 2019.  Early adoption is permitted.  Adoption of this ASU did not have a significant impact on our statement of cash flows.

FASB ASU 2016-12 “Revenue from Contracts with Customers (Topic 606)” – In May 2016, the FASB issued 2016-12.  The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.  ASU 2016-12 provides clarification on assessing collectability, presentation of sales taxes, noncash consideration, and completed contracts and contract modifications.  This ASU is effective for annual reporting periods beginning after December 15, 2018, and interim periods beginning after December 15, 2019. As the Company currently has no revenue, this standard did not have a significant impact on our financial statements and related disclosures.

3.	STOCK AND ASSET ACQUISITION

On March 17, 2020, the R2T completed the stock purchase of XEME with the TTL, whereby the R2T will own 100% outstanding shares of XEME for total consideration of $500,000. Also, as part of this transaction the TTL released off the employment relationship with Dr. Mircea Popescu, Dr. Richard Robb, and Dr. Larry Kwak to be working for the Company to develop its pipeline of products.

The value of the assets acquired and liabilities assumed was $500,000 and $0, respectively, on March 17, 2020 (date of acquisition).

The following is the purchase price allocation on March 17, 2020 (date of acquisition):

March 17, 2020 (date of acquisition)	Amount

In Process Research and Development	$470,000
Property and equipment	30,000
Liabilities	—

Total net assets acquired at fair value	$500,000

Total consideration paid	$500,000

This acquisition resulted in no gain or goodwill because the fair value of assets acquired equaled consideration paid. The Company did not incur any transaction costs in connection with the acquisition.

4.	STOCK EXCHANGE

On August 3, 2020, XBH executed a share exchange agreement with XEME Biopharma Inc., a corporation incorporated in the State of Delaware (“XEME”) and the selling stockholders of XEME, R2T Biopharma Inc., a corporation incorporated in the State of California (“R2T”) whereby R2T taking over the majority shares of XBH in exchange for transferring 100% ownership of XEME to XBH. In order to execute the share exchange agreement XBH issued 40,000,000 Class B shares and 914,591,800 Class A shares to R2T. In addition, as part of the same agreement, XBH bought back 6,000,000 Class A common share from I Andrew Weeraratne, the former CEO of XBH, to convert his 11,000,000 Class B common shares to Class A common share. This transaction is accounted for as a reverse merger whereby R2T and Xeme are considered the accounting acquiror. These consolidated financial statements and related notes give retroactive effect to the reverse merger and accordingly all amounts and disclosures relate to the operations of R2T and Xeme.

5.	INTANGIBLE ASSETS

Intangible assets are entirely related to Aggregon technology and consisted of the following:

	December 31, 2020	December 31, 2019

In process research and development	$470,000	$—
Accumulated amortization	(23,500)	—

Total intangible assets, net	$446,500	$—

Amortization expense on intangible assets amounted to $23,500 and $0 for the years ended December 31, 2020 and December 31, 2019, respectively.

Future amortization expense of the Company’s intangible assets at December 31, 2020 is expected to be as follows:

Year Ended December 31,	Amount

2021	$31,333
2022	31,333
2023	31,333
2024	31,333
2025	31,333
Thereafter	289,835

Total	$446,500

6.	PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:

	December 31, 2020	December 31, 2019

Property and equipment	$97,669	$—

Total accumulated depreciation	(8,237)	—

Total property and equipment, net	$89,432	$—

Depreciation expense on property and equipment amounted to $8,237 and $0 for the years ended December 31, 2020 and December 31, 2019, respectively.

Future depreciation expense of the Company’s property and equipment at December 31, 2020 is expected to be as follows:

Years Ended December 31,	Amount

2021	$14,154
2022	14,154
2023	14,154
2024	14,154
2025	14,154
Thereafter	26,899

Total	$97,669

7.	DUE TO RELATED PARTY

The Company borrowed money from its majority shareholder of the Company in the amount of $1,251,000 on April 15, 2020 which is due upon demand with interest rate of 0%.

8.	STOCKHOLDERS’ EQUITY

The Company issued the following common stock for the years ended December 31, 2020 and 2019:

●	Issuances of Class A and Class B – During 2020, the Company issued 914,591,800 shares of common stock A and 40,000,000 shares of common stock B for purchase of fixed assets and intangible assets.

9.	EARNINGS PER SHARE

The Company calculates earnings per share in accordance with ASC 260, “Earnings Per Share,” which requires a dual presentation of basic and diluted earnings per share. Basic earnings per share are computed using the weighted average number of shares outstanding during the fiscal year. Dilutive earnings per share is computed on the basis of the weighted average number of shares plus potentially dilutive common shares which would consist of stock options outstanding (using the treasury method), which was none since the Company had net loss and any additional potential shares would be antidilutive.

The following table sets forth the computation of basic and diluted net income per common share:

Fears Ended December 31,	2020	2019

Net loss	$(686,260)	$—
Dividends	—	—
Stock option	—	—

Adjusted net loss attribution to stockholders	(686,260)	—

Weighted-average shares of common stock outstanding
Basic and Diluted	381,705,954	—

Net loss attribute to shareholders per share
Basic and Diluted	$(0.00)	$—

10.	INCOME TAX PROVISION

The Company did not have material income tax provision (benefit) because of net loss and valuation allowances against deferred income tax provision for the years ended December 31, 2020 and 2019.

A reconciliation of the Company’s effective tax rate to the statutory federal rate is as follows:

The income tax benefit differs from the amount computed by applying the U.S. federal statutory tax rate of 21%, primarily due to the change in the valuation allowance and state income tax benefit, offset by nondeductible expenses.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

The components of deferred tax assets and liabilities are as follows:

Years Ended December 31,	2020	2019

Statutory federal rate	21.0%	21.0%
State income taxes net of federal income tax benefit and others	0.0%	0.0%
Permanent differences for tax purposes and others	0.0%	0.0%
Change in valuation allowance	-21.0%	-21.0%

Effective income tax rate:	0.0%	0.0%

10.	INCOME TAX PROVISION (continued)

Fears Ended December 31,	2020	2019

Deferred tax assets:
Net operating loss	$(144,115)	$—
Other temporary differences	—	—
Total deferred tax assets	(144,115)	—

Less: Valuation Allowance	144,115	—

Total deferred tax assets	$—	$—

At December 31, 2020, the Company had available net operating loss carryovers of approximately $144,115. Per the Tax Cuts and Jobs Act (TCJA) implemented in 2018, the two-year carryback provision was removed and now allows for an indefinite carryforward period. The carryforwards are limited to 80% of each subsequent year’s net income. As a result, net operating loss may be applied against future taxable income and expires at various dates subject to certain limitations. The Company has a deferred tax asset arising substantially from the benefits of such net operating loss deduction and has recorded a valuation allowance for the full amount of this deferred tax asset since it is more likely than not that some or all of the deferred tax asset may not be realized.

At year ending December 31, 2020, the Company had cumulative net operating loss carryforwards for federal tax purposes of approximately $144,115. In addition, the Company had state tax net operating loss carryforwards of approximately $0. The carryforwards may be applied against future taxable income and expires at various dates subject to certain limitations.

11.	RELATED PARTY TRANSACTIONS

The Company had the following related party transactions:

●	Due to related party – The Company borrowed money from its majority shareholder of the Company in the amount of $1,251,000 on April 15, 2020 which is due upon demand with interest rate of 0%.

12.	EXECUTIVE COMPENSATION

Employment Contracts

On April 1, 2020, XEME entered into an employment agreement with Mircea C. Popescu, MD, PhD for his services as its president and Chief Executive Officer. Under the terms of the agreement, Xeme agreed to pay Dr. Mircea Popescu $216,000 annually. The agreement was for an initial term of two years and which can be renewed for successive one year periods until terminated in accordance with the agreement. This agreement terminated when Dr. Robb resigned from all his positions he held with XEME, effective April 1, 2020.

On April 1, 2020, XEME entered into employment agreement with Richard J. Robb, PhD for his services as its executive vice president of research & development and quality control (Executive VP of R&D and QC). Under the terms of the agreement, XEME agreed to pay Dr. Richard Robb $204,000 annually. The agreement was for an initial term of two years and which can be renewed for successive one year periods until terminated in accordance with the agreement. This agreement terminated when Dr. Robb resigned from all his positions he held with the XEME, effective April 1, 2020.

13.	RESTATEMENT

On September 29, 2021, management determined that the Company should restate its previously issued consolidated financial statements for the year ended December 31, 2020 (collectively, the “Relevant Periods”), and the statement users should not rely on the Company’s Consolidated Statement of Shareholders’ Equity for the Relevant Periods. The Company made the decision based on the following information available to date:

Error correction

For presentation on the Consolidated Statement of Shareholders’ Equity and disclosure throughout the footnotes, the Company revised number of shares of Common Stock Class A as of December 31, 2020 and the period then ended.

The Company concluded that the errors should be corrected and identified a material weakness in its financial reporting and concluded the impact of the correction of the errors were material and restated its consolidated financial statements for the Relevant Periods.

Common Stock A
	Original Shares	Restated Shares

Balance - December 31, 2019	—	—

Subscription receivables	—	—

Common stock issuable	—	—

Issuance of stock	905,045,882	914,591,800

Net loss	—

Balance - December 31, 2020	905,045,882	914,591,800